                            PCA INTERNATIONAL, INC.
                              DISCLOSURE MATERIALS

 THE FOLLOWING DISCLOSURE MATERIALS ARE FOR GENERAL INFORMATION PURPOSES ONLY,
  AND IN NO EVENT SHALL THESE MATERIALS BE CONSTRUED AS AN OFFER TO SELL OR A
                  SOLICITATION OF AN OFFER TO BUY SECURITIES.

            THE DATE OF THESE DISCLOSURE MATERIALS IS JULY 29, 1998.

                             AVAILABLE INFORMATION

     PCA is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as the Company, who must file such material with the Commission electronically. The Commission's internet address on the World Wide Web is http://www.sec.gov. Certain of such reports, proxy materials and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The information herein contains "forward-looking statements" as defined in
Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the portrait photography industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local governmental regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Recapitalization (as defined herein) and the impact of increases in interest rates on such indebtedness; labor disturbances; changes in the Company's capital expenditure and studio expansion plans; termination of the Company's right to do business in Kmart (as defined herein) or Wal-Mart (as defined herein) stores on a permanent or traveling studio basis; decreases in the number of customers or lower average sales amounts; and other factors referenced in "Risk Factors" and elsewhere herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "estimates," "will result," "will continue to," "plans," "projects," "outlook," "targets," "budgets," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, projections and plans. Such forward-looking statements speak solely as of the date hereof, and the Company disclaims any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere herein. Unless the context indicates otherwise, the terms the "Company" and "PCA" mean, collectively, PCA International, Inc. and its subsidiaries. Unless otherwise indicated, market and industry data and other industry statistics are derived from The 1997 International Photo Imaging Industry Report by Photofinishing News, Inc. (the "Photofinishing News 1997 Report"). The Company has not undertaken to verify independently market and industry information.

                                  THE COMPANY

     PCA is the largest professional portrait photography company in the North American discount department store sector based on revenue, number of customers, and studio locations. The Company focuses on the pre-school segment of the $5.6 billion domestic professional portrait photography market, selling its products and services through two premier distribution channels: Kmart Corporation ("Kmart") and Wal-Mart Stores, Inc. ("Wal-Mart"). PCA ranks among the top three professional portrait photography companies in North America, with a market share of over 20% of the $1.1 billion domestic pre-school portrait market segment. As of May 3, 1998, the Company operated 2,034 portrait studios within Kmart and Wal-Mart stores and supercenters in the United States, Canada, Mexico, Puerto Rico and South America. PCA also operates an extensive traveling studio business, providing portrait photography services in approximately 1,400 additional Wal-Mart retail locations as well as to church congregations and other institutions. During fiscal 1997, PCA generated revenue and EBITDA of $242.9 million and $38.3 million, respectively.

     The Company's in-house technology and manufacturing group has designed, developed and manufactured the industry's only proprietary integrated digital imaging system. The Company's system automates and links the photography and image selection process with the immediate sale of custom portrait packages and integrates its studios with its portrait processing and production systems. This proprietary system has three principal advantages over the vendor-supplied systems of its competitors who use digital technology. First, PCA's proprietary system was designed from its inception to integrate package selection, order creation, film processing, editing, printing and order fulfillment as seamlessly as possible, increasing efficiency and synergies among the various system components. Second, the system design enables PCA to incorporate "off-the-shelf" components (such as in-studio computers, video cameras and laser printers), all of which can be purchased from more than one source, modified (if necessary) and integrated into the system. The ability to purchase from more than one source reduces the Company's capital expenditure requirements and resulting depreciation because it allows the Company to "mix and match," using the components that can be purchased most cost-effectively, rather than having to purchase the components selected and priced by a vendor of digital imaging systems. Third, the proprietary integrated digital system can be expanded, modified and upgraded on a world-wide basis by PCA's own technology and manufacturing group, allowing PCA to avoid depending on the availability or willingness of an outside vendor to develop software upgrades or to perform installations and modifications, thus maximizing flexibility and minimizing system support costs and associated down-time.

     The integrated digital imaging system also has two primary advantages over non-digital portrait photography operations: increased average sales per customer and lower production costs. Higher average sales per customer result from the digital studios' superior portrait photography experience coupled with a more effective, customer-friendly selling process. Lower production costs result from printing only the poses and sizes that the customer orders, avoiding the waste of labor and materials from printing large quantities of speculative portraits in an attempt to predict the customer's purchase decision.

     The Company strengthened its position in the discount department store sector with the January 27, 1997 acquisition of American Studios, Inc. ("ASI"), the primary operator of professional portrait photography studios in Wal-Mart stores in the United States and Mexico. This acquisition increased by 2,300 the number of Wal-Mart locations serviced by the Company through a combination of permanent and traveling studios. During 1997, the Company redeployed its industry-leading, but underutilized digital imaging assets from underperforming locations to Wal-Mart locations acquired from ASI. As of July 31, 1997, the Company had converted all domestic Wal-Mart permanent portrait studios to its integrated digital imaging technology. In August 1997, with the acquisition from Wal-Mart of 72 studios previously operated internally by Wal-Mart, PCA became Wal-Mart's world-wide provider of professional portrait photography services.

COMPETITIVE STRENGTHS

     The Company believes its competitive position is strengthened by the following factors:

     - Leading Market Position in Pre-School Portrait Segment. The Company, with a market share of over 20%, is one of the largest participants in the $1.1 billion pre-school portrait market segment of the $5.6 billion domestic professional portrait photography market. Within the pre-school segment, the Company, through a combination of permanent and traveling studios, services approximately 3,400 domestic retail locations, which is more than the total number of locations serviced by its three largest competitors combined.

     - Strong Relationships with Leading Discount Retailers. The Company has built strong, long-term relationships with the two largest discount department store chains in North America -- Wal-Mart and Kmart. The Company's Kmart and Wal-Mart relationships span 32 and 15 years, respectively. The Company currently services approximately 3,400 discount retail locations in North America, with approximately 900 permanent portrait studios in Kmart stores and approximately 1,100 permanent portrait studios in Wal-Mart stores. The Company's permanent studios account for approximately 95% of the permanent portrait studios in North American discount department stores. The Company's remaining approximately 1,400 U.S. Wal-Mart locations are serviced by traveling studios, which average approximately six visits per store per year. Between 1990 and 1997, Wal-Mart's and Kmart's combined revenues increased at a compound annual growth rate ("CAGR") of 13%, compared to 10% for the U.S. discount department store sector and 5% for the entire U.S. retail sector over the same period, according to publicly available data. Management's goal in building strong relationships with these leading retailers is to position the Company to participate in their future growth both domestically and internationally.

     - Cost-Effective Production Process. The Company believes that it has one of the lowest-cost portrait production systems in the industry. This position is primarily the result of: (i) lower capital expenditures and depreciation as a consequence of lower component and installation costs associated with the Company's proprietary integrated digital imaging system; (ii) the efficiency of the integrated system, which streamlines and automates the production process, resulting in higher volume, higher speed, lower labor costs, lower waste and fewer reprints; (iii) flexibility and easier expansion and maintenance associated with its proprietary integrated digital system as compared to competitors' vendor-developed digital systems; and (iv) a marketing focus on selling larger portrait collections based on more poses, lowering the average production cost per unit.

     - Proprietary Technology. PCA is the only company in the professional portrait photography industry that has developed a proprietary integrated digital imaging system (including photographic cameras, sales software and production equipment) that integrates and automates the portrait photography process from studio sitting through production and order fulfillment. The principal advantages of the proprietary integrated digital imaging system are: (i) seamless integration of critical production processes, (ii) ability to use lower-cost, "off-the-shelf" components and (iii) independence from outside vendors for system support, expansion and upgrades. The technology and manufacturing group continually evaluates the return on investment from implementing technological advances in order to remain a leader in the commercially viable application of emerging imaging technologies.

     - Flexible Sales and Manufacturing System. PCA provides the customer with the flexibility to create a "best value" portrait collection by choosing specific poses, portrait sizes and quantities from a computer-assisted sales program which displays digital images of the poses and price information that is updated as a customer alters his or her selections. This interactive order capability allows the customer to create a custom portrait package while minimizing paperwork for the sales associate. In addition, the proprietary integrated digital system is extremely flexible, allowing for easier upgrades to sales software and PCA-developed production equipment without relying on outside software vendors.

     - Experienced Management Team. The Company's senior management team, with over 90 years of combined experience in the professional portrait photography industry, had the foresight to invest in PCA's proprietary integrated digital imaging system which has positioned PCA as a leader in the industry. Since arriving in 1987, John Grosso, PCA's President and Chief Executive Officer, has successfully directed PCA's expansion in the growing discount department store channel through the acquisition of ASI, establishing the Company in its current position with Wal-Mart and Kmart, the two largest retail chains in the growing discount retail sector. Eric
       H. Jeltrup, Executive Vice President and Chief Technology Officer, together with the technology and manufacturing group, were responsible for developing PCA's proprietary integrated digital imaging system, which was first used in Kmart, and spearheading the digital conversion at the acquired Wal-Mart portrait studios.

BUSINESS STRATEGY

     Management's business strategy is to capitalize on the Company's strengths by implementing the following initiatives:

     - Complete Integration of ASI. Following the acquisition of ASI, PCA converted all of the approximately 600 Wal-Mart studios, which did not utilize digital technology, to the PCA integrated digital imaging system. PCA is continuing the training of Wal-Mart studio-level personnel on the use of the PCA integrated digital system and effective sales techniques. PCA's integrated digital system has aided the studio-level employee in increasing average order size per customer. Since acquiring ASI on January 27, 1997, PCA has increased average revenue per customer by over $15 in the acquired Wal-Mart locations. This figure, however, still trails the Company's Kmart location averages by approximately $5 per customer, representing additional opportunities for improvement. Management will continue to focus on improving per customer revenues in both Wal-Mart and Kmart locations. Additionally, PCA is continuing with an extensive studio renovation and refurbishment plan in its Wal-Mart locations to improve studio layout and the customer studio reception area.

     - Maintain a Disciplined Studio Growth Initiative. The Company intends to expand its permanent studio portfolio by (i) placing studios in higher volume domestic Wal-Mart and Kmart locations (during the 1998 fiscal year, PCA plans to open approximately 70 net new studios); (ii) targeting locations served by existing high volume non-digital traveling studios for transition to a permanent integrated digital studio format (PCA has proposed approximately 270 Wal-Mart locations for this transition); (iii) opening new studios as Wal-Mart expands internationally (during the 1998 fiscal year PCA plans to open 25 new international studios); and (iv) expanding strategically into new distribution channels on an opportunistic basis.

     - Exploit Sales and Marketing Opportunities. The Company has implemented several initiatives in order to improve in-store awareness at Kmart and Wal-Mart studios and to generate repeat business, including: (i) using the Company's proprietary customer database for occasion-related portrait events and other promotions to generate repeat business; (ii) providing more comfortable and child-friendly studios; (iii) launching cross-promotional campaigns with companies such as McDonald's Corporation, Walt Disney Co., Nabisco, Inc., SmithKline Beecham Consumer Healthcare L.P. and Kimberly-Clark Corporation; and (iv) developing in-store merchandising programs with child-oriented departments.

     - Build Strategic Alliances and Enhance Customer Value. PCA is working with major software vendors in an effort to provide customers with the ability to manipulate the digital photographic images captured at a PCA digital studio. With numerous professionally-designed templates to choose from, this software would allow PCA customers to create customized screen savers, calendars, family trees, holiday and birthday cards and other computer-enhanced products.

RECENT DEVELOPMENTS

     In the fiscal year ended February 1, 1998, the Company eliminated certain underperforming businesses to concentrate on its portrait studio operations. The Company discontinued ASI's fashion photography services in Wal-Mart as well as PCA's pilot pet portraiture program in PETsMART. PCA also closed 401 underperforming portrait studios in Kmart stores. The Company utilized the assets from these discontinued services and closed locations, including digital photography equipment, to upgrade former ASI Wal-Mart non-digital studios to PCA's integrated digital system and to upgrade certain existing Kmart locations. In the ordinary course of business, the Company continues to evaluate its asset utilization on a store-by-store basis and may open new studios or close underperforming studios.

     In April 1998, Kmart notified the Company that it would close 75 studios in which PCA is currently operating and would allow alternative portrait studio operators to service such locations. While Kmart has stated to management that it plans no further terminations in 1998, there can be no assurance that Kmart will not close additional PCA studio locations in the future or that it will retain PCA as its primary supplier of portrait photography services indefinitely. Under the terms of the licensing agreement between Kmart and PCA, PCA is required to exit these 75 studios within six months of notification, or around November 1, 1998. Kmart will also pay PCA a termination fee of approximately $500,000, representing PCA's unamortized investment in leasehold improvements made in these specific 75 studios. These 75 studios generated approximately $8.0 million in sales (approximately 8.2% of total sales in PCA's Kmart studios) and approximately $1.7 million in income from operations before interest and taxes in fiscal 1997. Any significant reduction in the number of Kmart stores in which the Company operates, without replacement, could have a material adverse effect on the Company. See "Risk Factors -- Risk of Loss of Kmart and Wal-Mart Licenses" and "-- Kmart Development."

                                THE TRANSACTIONS

THE RECAPITALIZATION

     On April 20, 1998, Jupiter Acquisition Corp. ("JAC"), a wholly owned subsidiary of Jupiter Partners II L.P. ("Jupiter"), entered into a definitive merger agreement with PCA to acquire the common stock, par value $0.20 per share (the "Common Stock"), of PCA (excluding certain shares to be retained by PCA senior management) for $26.50 per share (the "Recapitalization"). The transaction, which will be accounted for as a recapitalization, is valued at approximately $275.0 million, including the refinancing of existing PCA debt. The Recapitalization has been approved by the Board of Directors of PCA, will be submitted to PCA's stockholders on August 17, 1998, and the closing of the Recapitalization (the "Recapitalization Closing") is expected to be completed shortly after the stockholders' meeting. After the Recapitalization, PCA will continue to be run by its current management team led by John Grosso, President and Chief Executive Officer of PCA. Immediately after the Recapitalization, Jupiter will beneficially own between approximately 80.2% and 83.8% of the outstanding equity of the Company, and the management team will beneficially own approximately 8.9%. Subsequently, the Company intends to issue to management new options to purchase Common Stock representing up to an additional 10.7% on a fully-diluted basis. The new options will vest over time or upon the achievement of certain performance targets. See "Security Ownership of Certain Beneficial Owners and Management" and "Management -- New Management Stock Option Plan."

     The Recapitalization will be financed with the proceeds of (i) a new $150.0 million bank facility (the "Bank Facility") of which approximately $125.0 million will be drawn at the Recapitalization Closing, (ii) Senior Subordinated Notes (the "Notes") in an aggregate principal amount of $100.0 million, (iii) $65.0 million in equity including between $50.5 million and $52.8 million in cash contributed from Jupiter, approximately $5.0 million in rollover equity from management and between $7.2 million and $9.5 million in rollover equity ("Rollover Equity") from other existing shareholders who retain their Common Stock. Collectively, items (i), (ii) and (iii) are referred to herein as the "Recapitalization Financing."

     The following table outlines the sources and uses of funds in connection with the Recapitalization as if it occurred on July 31, 1998:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
SOURCES
Bank Facility(1)............................................         $125.0
Senior Subordinated Notes...................................          100.0
Equity Investment...........................................           65.0
                                                                     ------
          Total Sources.....................................         $290.0
                                                                     ======
USES
Purchase of Equity(2).......................................         $233.5
Repayment of Outstanding Debt...............................           41.4
Estimated Transaction Costs.................................           15.1
                                                                     ------
          Total Uses........................................         $290.0
                                                                     ======

---------------
(1) Does not include any amounts relating to letters of credit.

(2) Includes: (i) Common Stock converted into the right to receive $26.50 in cash; (ii) Rollover Equity; and (iii) payments made in cancellation of outstanding PCA options and warrants.

EQUITY SPONSOR

     Following the Recapitalization, PCA will be controlled by Jupiter Partners II L.P. ("Jupiter"). Jupiter is a private investment firm organized to invest in management buyouts, industry consolidations and growth capital opportunities. Jupiter's principals, John A. Sprague and Terry J. Blumer, are assisted by an experienced staff of investment professionals.

     Jupiter's predecessor fund ("Fund I") was formed in 1994 with over $350 million of capital available for investment. Fund I is approximately 85% invested in seven portfolio companies. Companies which Jupiter seeks to purchase typically have valuations between $100 million and $500 million, with Jupiter providing equity from its own capital of between $30 million and $100 million for each investment. Proceeds from the recently completed first closing of Jupiter Partners II L.P., the firm's second fund, will be used to fund the Recapitalization.

     SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary unaudited pro forma consolidated financial data of the Company set forth below are based on historical consolidated financial statements of the Company as adjusted to give effect to the Recapitalization, including the Recapitalization Financing and the application of the proceeds thereof. The pro forma statements of operating data and other data for the fiscal year ended February 1, 1998, the quarter ended May 3, 1998 and the twelve months ended May 3, 1998 give effect to the Recapitalization, including the Recapitalization Financing and the application of the proceeds thereof, as if they had occurred as of February 3, 1997, February 2, 1998 and May 5, 1997, respectively. The pro forma balance sheet data give effect to the Recapitalization, including the Recapitalization Financing and the application of the proceeds thereof, as if they had occurred on May 3, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Recapitalization, including the Recapitalization Financing and the application of the proceeds thereof, had occurred on such dates or to project what the Company's actual results of operations or actual financial position would have been if the Recapitalization, including the Recapitalization Financing and the application of the proceeds thereof, had occurred on such dates or to project the Company's results of operations or financial position for any future period or date. See "Pro Forma Condensed Consolidated Financial Information."

                                                                       PRO FORMA
                                                    ------------------------------------------------
                                                      FISCAL YEAR         QUARTER      TWELVE MONTHS
                                                         ENDED             ENDED           ENDED
                                                    FEBRUARY 1, 1998    MAY 3, 1998     MAY 3, 1998
                                                    ----------------   -------------   -------------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATING DATA:
  Sales(1)........................................      $242,899          $54,662        $ 238,869
  Cost of sales(2)................................       181,966(3)        41,577          178,542(3)
                                                        --------          -------        ---------
  Gross profit....................................        60,933           13,085           60,327
  General and administrative expenses(4)..........        38,070           10,428(5)        37,866(5)
                                                        --------          -------        ---------
  Income from operations before interest and
     income taxes.................................      $ 22,863          $ 2,657        $  22,461
                                                        ========          =======        =========
OTHER DATA:
  EBITDA(6).......................................      $ 38,316          $ 6,405        $  37,920
  Adjusted EBITDA(7)..............................        39,469            7,023           39,691
  Adjusted EBITDA margin..........................          16.2%            12.8%            16.6%
  Gross margin....................................          25.1%            23.9%            25.3%
  Capital expenditures............................      $ 12,086          $ 1,785        $  10,508
  Depreciation....................................        13,543            3,241           13,498
  Amortization....................................         1,910              507            1,961
  Cash interest expense(8)........................        21,097            5,129           21,097
  Ratio of adjusted EBITDA to cash interest
     expense......................................           1.9x             1.4x             1.9x
BALANCE SHEET DATA AT PERIOD END:
  Working capital (deficit).......................            --               --        $ (14,550)
  Total assets....................................            --               --          152,682
  Long-term debt..................................            --               --          220,683
  Stockholders' equity (deficit)..................            --               --         (122,508)

 NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

(1) Sales for the fiscal year ended February 1, 1998 and for the twelve months ended May 3, 1998 include sales from both continuing operations and underperforming businesses which have been terminated (including underperforming studios, PETsMART pilot operations and ASI fashion photography operations). See "Business -- Recent Developments."

                                                                FISCAL YEAR       TWELVE MONTHS
                                                                   ENDED              ENDED
                                                              FEBRUARY 1, 1998     MAY 3, 1998
                                                              ----------------    -------------
     Sales attributable to continuing operations............      $233,914          $237,866
     Sales attributable to underperforming businesses which
       have been terminated.................................         8,985             1,003
                                                                  --------          --------
     Sales..................................................      $242,899          $238,869
                                                                  ========          ========

(2) Includes advertising and promotional costs, costs of photographic sales and store commissions and selling costs.

(3) Includes non-recurring expenses of $1,153 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(4) Includes amortization of intangibles.

(5) Includes non-recurring expenses of $618 associated with the Recapitalization.

(6) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the Company. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(7) Adjusted EBITDA represents EBITDA plus adjustments for nonrecurring expenses as follows:

                                                       FISCAL YEAR         QUARTER      TWELVE MONTHS
                                                          ENDED             ENDED           ENDED
                                                     FEBRUARY 1, 1998    MAY 3, 1998     MAY 3, 1998
                                                     ----------------    -----------    -------------
     EBITDA........................................      $38,316           $6,405          $37,920
     Non-recurring expenses associated with the
       closure of underperforming studios and the
       redeployment of underutilized assets........        1,153               --            1,153
     Non-recurring expenses associated with the
       Recapitalization............................           --              618              618
                                                         -------           ------          -------
     Adjusted EBITDA...............................      $39,469           $7,023          $39,691
                                                         =======           ======          =======

     See "Business -- Recent Developments."

(8) Excludes amortization of debt issuance costs.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     This summary historical consolidated financial and operating data for and as of each of the fiscal years in the five-year period ended February 1, 1998 set forth below under the captions "Statement of Operating Data," "Other Data" and "Balance Sheet Data" have been derived from the Audited Consolidated Financial Statements of the Company. The summary historical consolidated financial and operating data set forth below for the quarters ended May 4, 1997 and May 3, 1998 have been derived from the Unaudited Consolidated Financial Statements of the Company and, in each case, include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results of operations for the quarter ended May 3, 1998 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                                               FOR THE QUARTER
                                      FOR THE FISCAL YEAR ENDED APPROXIMATELY JANUARY 31,           ENDED
                                      ----------------------------------------------------   -------------------
                                                                                              MAY 4,     MAY 3,
                                        1994       1995       1996       1997       1998       1997       1998
                                      --------   --------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)                      (UNAUDITED)
STATEMENT OF OPERATING DATA:
  Sales.............................  $149,150   $144,881   $144,715   $156,099   $242,899   $ 58,692   $ 54,662
  Cost of sales(1)..................   120,353    114,092    107,611    119,107    181,966     45,001     41,577
                                      --------   --------   --------   --------   --------   --------   --------
  Gross profit......................    28,797     30,789     37,104     36,992     60,933     13,691     13,085
  General and administrative
    expenses(2).....................    20,594     22,936     23,782     31,676     38,070     10,632     10,428
                                      --------   --------   --------   --------   --------   --------   --------
  Income from operations before
    interest and income taxes.......     8,203      7,853     13,322      5,316     22,863      3,059      2,657
  Interest expense (income), net....        (5)       406        459        179      6,571      1,620      1,220
                                      --------   --------   --------   --------   --------   --------   --------
  Income from operations before
    income taxes....................     8,208      7,447     12,863      5,137     16,292      1,439      1,437
  Income tax provision..............     3,296      3,074      5,246      2,143      7,557        796        659
                                      --------   --------   --------   --------   --------   --------   --------
  Income from continuing
    operations......................     4,912      4,373      7,617      2,994      8,735        643        778
  Loss (income) associated with
    discontinued operations.........     2,200       (412)        --         --         --         --         --
                                      --------   --------   --------   --------   --------   --------   --------
  Net income........................  $  2,712   $  4,785   $  7,617   $  2,994   $  8,735   $    643   $    778
                                      ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  EBITDA(3)(4)......................  $ 13,362   $ 14,989   $ 21,812   $ 14,814   $ 38,316   $  6,801   $  6,405
  EBITDA margin(4)..................       9.0%      10.3%      15.1%       9.5%      15.8%      11.6%      11.7%
  Gross margin......................      19.3%      21.3%      25.6%      23.7%      25.1%      23.3%      23.9%
  Capital expenditures..............  $ 21,875   $ 14,698   $  6,309   $ 13,424   $ 12,086   $  3,363   $  1,785
  Depreciation......................     5,159      7,136      8,490      9,498     13,543      3,286      3,241
  Amortization......................        --         --         --         --      1,910        456        507
BALANCE SHEET DATA AT PERIOD END:
  Cash and cash equivalents.........  $  5,119   $    312   $  3,915   $  1,536   $ 12,290   $  3,735   $ 11,073
  Working capital (deficit).........    (4,321)    (6,697)    (3,878)   (18,472)   (20,334)   (20,200)   (19,668)
  Total assets......................    56,751     59,557     59,884    146,661    153,301    151,308    146,916
  Long-term debt....................        --         --         --     58,680     42,064     63,228     41,105
  Stockholders' equity..............    30,296     33,032     31,235     33,641     44,689     35,161     45,712
OTHER OPERATING DATA:
  Year-end number of permanent
    studios:
    Domestic........................     1,323      1,397      1,411      2,204      1,953      2,196      1,908
    International...................        94        111        108         84        122         95        126
    Other...........................        --         --         14        114         --        114         --

     NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

(1) Includes advertising and promotional costs, costs of photographic sales and store commissions and selling costs. Cost of sales for the fiscal year ended February 1, 1998 includes non-recurring expenses of $1,153 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(2) Includes amortization of intangibles. General and administrative expenses for the quarter ended May 3, 1998 include non-recurring expenses of $618 associated with the Recapitalization. General and administrative expenses for the fiscal year ended February 2, 1997 include non-recurring expenses of $6,000 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(4) EBITDA and EBITDA margin for the fiscal years ended February 2, 1997 and February 1, 1998 and the three months ended May 3, 1998 reflect certain non-recurring expenses:

                                                     FISCAL YEAR         FISCAL YEAR       THREE MONTHS
                                                        ENDED               ENDED             ENDED
                                                   FEBRUARY 2, 1997    FEBRUARY 1, 1998    MAY 3, 1998
                                                   ----------------    ----------------    ------------
     EBITDA......................................      $14,814             $38,316            $6,405
     Non-recurring expenses associated with the
       closure of underperforming studios and the
       redeployment of underutilized assets......        6,000               1,153                --
     Non-recurring expenses associated with the
       Recapitalization..........................           --                  --               618
                                                       -------             -------            ------
     Adjusted EBITDA.............................      $20,814             $39,469            $7,023
                                                       =======             =======            ======
     Adjusted EBITDA margin......................         13.3%               16.2%             12.8%

                                  RISK FACTORS

     Certain statements herein constitute forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Statements."

LEVERAGE

     After the Recapitalization, the Company will be highly leveraged. On May 3, 1998, after giving pro forma effect to the Recapitalization and the Recapitalization Financing, the Company would have had total consolidated indebtedness of approximately $229.3 million (of which $100.0 million would have consisted of the Notes and the balance would have consisted of the Bank Facility, including $4.3 million in letters of credit drawn thereunder) and stockholders' deficit of approximately $122.5 million. Also, after giving pro forma effect to such transactions, the Company's earnings would have been insufficient to cover its fixed charges by approximately $2.7 million for the three months ended May 3, 1998. The Company and its subsidiaries will be permitted to incur substantial additional indebtedness in the future. In addition, as of May 3, 1998, on a pro forma adjusted basis giving effect to the Recapitalization and the Recapitalization Transactions, approximately $20.7 million would have been available for additional borrowing under the Bank Facility. "See Selected Combined Financial and Operating Data."

     The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages (if any) on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures, research and development expenses and other obligations will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company may need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Bank Facility or otherwise in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company will be leveraged following the Recapitalization could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate requirements, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture governing the Notes (the "Indenture") and the Bank Facility will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "-- Possible Inability to Fund a Change of Control Offer" and "Description of Bank Facility."

RISK OF LOSS OF KMART AND WAL-MART LICENSES

     Approximately 96% of the Company's revenues for the fiscal year ended February 1, 1998 were derived from sales at permanent and traveling studios located at Kmart and Wal-Mart stores. Such studios are operated under agreements with Kmart and Wal-Mart, respectively, that permit the Company to operate its studios in exchange for a commission payable by the Company based on a percentage of sales from the studio in each store. The U.S. license agreement with Kmart expires May 9, 2001 and may be terminated by either party at any time before May 9, 2001 upon 180 days' notice. The Company's U.S. license agreement with Wal-Mart may be terminated by either party at any time without notice. The Company's license agreement with Wal-Mart for its Canadian stores expires on a store-by-store basis five years after a store opens and may be terminated by either party, on a store-by-store basis, if certain minimum sales results are not achieved. The loss of the license to do business in the U.S. Kmart stores, U.S. Wal-Mart stores or international Wal-Mart stores, the reduction or cancellation of a significant number of traveling studios or the closing of a significant number of Kmart or Wal-Mart stores, without replacement, could have a material adverse effect on the Company.

     In April 1998, Kmart notified the Company that it would close 75 studios in which PCA is currently operating and would allow alternative portrait studio operators to service such locations. While Kmart has stated to management that it plans no further terminations in 1998, there can be no assurance that Kmart will not close additional PCA studio locations in the future or that it will retain PCA as its primary supplier of portrait photography services indefinitely. Under the terms of the licensing agreement between Kmart and PCA, PCA is required to exit these 75 studios within six months of notification, or around November 1, 1998. Kmart will also pay to PCA a termination fee of approximately $500,000 representing PCA's unamortized investment in leasehold improvements made in these specific 75 studios. These 75 studios generated approximately $8.0 million in sales (approximately 8.2% of total sales in PCA Kmart studios) and approximately $1.7 million in income from operations before interest and taxes in fiscal 1997. Any significant reduction in the number of Kmart stores in which the Company operates, without replacement, could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly the Company's senior management. See "Management and Board of Directors of the Company." While the Company has employment contracts with several members of senior management, including John Grosso, Bruce A. Fisher, Eric H. Jeltrup and J. Robert Wren, Jr., such contracts cannot assure the continued employment of such officers. Competition for qualified management personnel in the industry is intense. The loss of the services of certain of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on the Company.

SAME-STUDIO SALES PRESSURES

     Same-studio sales in the Company's Kmart studios have decreased by 15.1% between fiscal 1996 and fiscal 1997 and by 20.0% between the first quarter of fiscal 1997 and the first quarter of fiscal 1998. These decreases in Kmart same-studio sales have been offset by increases in same-studio sales in certain of PCA's other studios, resulting in a decrease of 1.0% in overall Company same-studio sales between fiscal 1996 and fiscal 1997 and an increase of 3.9% between the first quarter of fiscal 1997 and the first quarter of fiscal 1998. Declines in sales for certain of the Company's studios may continue in the future and are expected to continue at least into the second quarter of fiscal 1998. In addition, since the Company's retail hosts compete against each other in certain geographic markets, increases in sales from the opening of a new studio by the Company may be offset by decreases in same-studio sales for other PCA studios in the same geographic market. Significant future decreases in overall same-studio sales could have a material adverse effect on the Company.

MANAGEMENT AND FUNDING OF GROWTH

     Any future growth of the Company will require the Company to manage its expanding domestic and international operations and to adapt its operational and financial systems to respond to changes in its business environment, while maintaining a competitive cost structure. The expansion of the Company's business has placed and will continue to place significant demands on the Company and its management to improve the Company's operational, financial and management systems, to develop further the management skills of the Company's managers and supervisors, and to continue to retain, train, motivate and effectively manage the Company's employees. The failure of the Company to manage any future growth effectively could have a material adverse effect on the Company.

     Additionally, the Company's ability to maintain and increase its revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on its ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing capital expenditures, infrastructure growth and acquisitions. There can be no assurances that the Company will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Bank Facility and any future indebtedness) to fund the Company's future growth.

SEASONALITY

     Because of the retail nature of its services and its focus on discount stores, the Company's business is very seasonal. The Christmas season accounts for a high percentage of the Company's sales and earnings, and the Company's fourth fiscal quarter (late October through late January) typically produces a large percentage of annual sales and annual earnings. The fourth quarters of the fiscal years ended February 1, 1998, February 2, 1997, and January 28, 1996, accounted for approximately 31.2%, 33.2% and 32.2%, respectively, of sales, and 89.4%, 32.8% and 64.2%, respectively, of earnings for those years. Fiscal 1997 fourth quarter earnings as a percentage of total earnings were negatively impacted due to significant costs incurred for restructuring the Company's digital studio operations, which led to operating losses in the first half of the year. The 1996 fourth quarter earnings would have accounted for 69.5% of annual earnings before giving effect to a $3.6 million after-tax charge for studio closure costs. The Company can be adversely affected by inclement weather, especially during the important fiscal fourth quarter, and by general downturns in consumer Christmas spending.

COMPETITION

     The professional portrait photography industry, including both permanent and traveling studios, is highly competitive. The companies in the industry compete on the basis of price, service, package size, technology and convenience via the retail distribution channel. The major professional portrait studio companies, including CPI Corporation ("CPI"), Lifetouch, Inc. ("Lifetouch") and Olan Mills, Inc. ("Olan Mills"), operate permanent studios in retail chains and independent locations. To compete successfully, the Company must continue to remain competitive in areas of price, service, package size, technology and convenience.

     Furthermore, consumer products, particularly those that are value-priced, are subject to significant price competition. There can be no assurance that the Company will not be forced to engage in price-cutting initiatives to respond to competitive and consumer pressures. The failure of the Company's sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could have a material adverse effect on the Company. See "Business -- Competition."

CONTROL BY JUPITER

     Following the Recapitalization, between approximately 80.2% and 83.8% of the outstanding shares of Common Stock will be held by Jupiter. As a result of its stock ownership, Jupiter will control the Company and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of Common Stock, including adopting amendments to the Company's Restated Articles of Incorporation, as amended, and approving mergers or sales of all or substantially all of the Company's assets. The directors elected by Jupiter will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

RESTRICTIVE DEBT COVENANTS

     The Bank Facility and the Indenture impose significant operating and financial restrictions on the Company and the subsidiaries of the Company. The Bank Facility and the Indenture significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Bank Facility also requires the Company to maintain fixed charge coverage, interest coverage and leverage ratios. The ability of the Company to comply with these and other provisions of the Bank Facility and the Indenture may be affected by events beyond the Company's control. These restrictions could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not materially adversely affect the ability of the Company to finance its future operations or capital needs. See "Description of Bank Facility."

POSSIBLE INABILITY TO FUND A CHANGE OF CONTROL OFFER

     Upon a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. Any Change of Control under the Indenture would constitute a default under the Bank Facility. Therefore, upon the occurrence of a Change of Control, the lenders under the Bank Facility would have the right to accelerate the Company's obligations under the Bank Facility and be entitled to receive payment of all outstanding obligations under the Bank Facility. See "Description of Bank Facility." If a Change of Control occurs and waivers under the Bank Facility are not obtained, it is unlikely that the Company would have sufficient funds, without a significant infusion of new capital, available to repurchase the Notes pursuant to the covenant governing Changes of Control in the Indenture. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.

                                THE TRANSACTIONS

THE RECAPITALIZATION

     On April 20, 1998, JAC, a wholly owned subsidiary of Jupiter, entered into a definitive merger agreement with PCA to acquire Common Stock (excluding certain shares to be retained by PCA senior management) for $26.50 per share. The transaction, which will be accounted for as a recapitalization, is valued at approximately $275.0 million, including the refinancing of existing PCA debt. The Recapitalization has been approved by the Board of Directors of PCA, will be submitted to PCA's stockholders on August 17, 1998, and the Recapitalization Closing is expected to be completed shortly after the stockholders meeting. After the Recapitalization, PCA will continue to be run by its current management team led by John Grosso, President and Chief Executive Officer of PCA. Immediately after the Recapitalization, Jupiter will beneficially own between approximately 80.2% and 83.8% of the outstanding equity of the Company, and the management team will beneficially own approximately 8.9%. Subsequently, the Company intends to issue to management new options to purchase Common Stock representing up to an additional 10.7% on a fully-diluted basis. The new options will vest over time or upon the achievement of certain performance targets. See "Security Ownership of Certain Beneficial Owners and Management" and
"Management -- New Management Stock Option Plan."

     The Recapitalization will be financed with the proceeds of (i) a new $150.0 million bank facility of which approximately $125.0 million will be drawn at the Recapitalization Closing, (ii) the Notes, (iii) $65.0 million in equity including between $50.5 million and $52.8 million in cash contributed from Jupiter, approximately $5.0 million in rollover equity from management and between $7.2 million and $9.5 million in Rollover Equity from other existing shareholders who retain their Common Stock.

     The following table outlines the sources and uses of funds in connection with the Recapitalization as if it occurred on July 31, 1998.

                                                                (DOLLARS IN MILLIONS)
                                                                ---------------------
SOURCES
Bank Facility(1)............................................           $125.0
Senior Subordinated Notes...................................            100.0
Equity Investment...........................................             65.0
                                                                       ------
          Total Sources.....................................           $290.0
                                                                       ======
USES
Purchase of Equity(2).......................................           $233.5
Repayment of Outstanding Debt...............................             41.4
Estimated Transaction Costs.................................             15.1
                                                                       ------
          Total Uses........................................           $290.0
                                                                       ======

---------------
(1) Does not include any amounts relating to letters of credit.

(2) Includes: (i) Common Stock converted into the right to receive $26.50 in cash; (ii) Rollover Equity; and (iii) payments made in cancellation of outstanding PCA options and warrants.

BANK FACILITY

     At the Recapitalization Closing, the Company will enter into the Bank Facility with the several lenders named therein and NationsBank, N.A. as agent for such lenders. The Bank Facility will consist of (i) a $45.0 million term loan facility (the "Tranche A Term Loan Facility"), (ii) an $80.0 million term loan facility (the "Tranche B Term Loan Facility") and (iii) a $25.0 million revolving credit facility (the "Revolving Credit Facility"). At the Recapitalization Closing, the Company expects to borrow $45.0 million under the Tranche A Term Loan Facility, $80.0 million under the Tranche B Term Loan Facility. As of May 3, 1998, on a pro forma adjusted basis after giving effect to the Recapitalization and the Recapitalization Financing, approximately $20.7 million would have been available for additional borrowing under the Bank Facility, the Company having drawn $4.3 million in letters of credit. See "Description of Bank Facility."

EQUITY SPONSOR

     Following the Recapitalization, PCA will be controlled by Jupiter. Jupiter is a private investment firm organized to invest in management buyouts, industry consolidations and growth capital opportunities. Jupiter's principals, John A. Sprague and Terry J. Blumer, are assisted by an experienced staff of investment professionals.

     Jupiter's predecessor fund ("Fund I") was formed in 1994 with over $350 million of capital available for investment. Fund I is approximately 85% invested in seven portfolio companies. Companies which Jupiter seeks to purchase typically have valuations between $100 million and $500 million, with Jupiter providing equity from its own capital of between $30 million and $100 million for each investment. Proceeds from the recently completed first closing of Jupiter Partners II L.P., the firm's second fund, will be used to fund the Recapitalization.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Pro Forma Financial Information") of the Company is based on historical audited consolidated financial statements of the Company and gives effect to the Recapitalization and the Recapitalization Financing. The pro forma statements of operations for the year ended February 1, 1998 give effect to the Recapitalization and the Recapitalization Financing as if it had occurred at February 3, 1997, for the quarter ended May 3, 1998 as if they had occurred at February 2, 1998 and the twelve months ended May 3, 1998 as if they had occurred on May 5, 1997. The pro forma balance sheet gives effect to the Recapitalization and the Recapitalization Financing as if they had occurred on May 3, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, which are incorporated by reference, and other financial information pertaining to the Company. The Pro Forma Financial Information does not purport to represent what the Company's actual results of operations or actual financial position would have been if the Recapitalization and the Recapitalization Financing in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

     As a result of the Recapitalization, the Company will incur a net loss in the quarter in which the Recapitalization occurs. Because this loss will result directly from the non-recurring charges incurred in connection with the Recapitalization, the Company does not expect this loss to materially impact its ongoing operations or liquidity.

     The pro forma adjustments were applied to the respective historical consolidated financial statements of the Company to reflect and account for the Recapitalization as a recapitalization; accordingly, the historical basis of the Company's assets and liabilities has not been impacted thereby.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF INCOME AND OTHER DATA

                                                           FISCAL YEAR ENDED FEBRUARY 1, 1998(1)
                                                          ----------------------------------------
                                                                         PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                          ----------    -----------      ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE NUMBERS)
INCOME DATA:
  Sales.................................................   $242,899                      $242,899
  Cost of sales(2)(3)...................................    181,966                       181,966
                                                           --------                      --------
  Gross profit..........................................     60,933                        60,933
  General and administrative expenses(4)................     38,070                        38,070
                                                           --------                      --------
  Income from operations before interest and income
     taxes..............................................     22,863                        22,863
  Interest expense, net.................................      6,571      $ 15,639(5)       22,210
                                                           --------      --------        --------
  Income (loss) from operations before income taxes.....     16,292       (15,639)            653
  Income tax provision..................................      7,557         6,256(6)        1,301
                                                           --------      --------        --------
     Net Income (loss)..................................   $  8,735      $ (9,383)       $   (648)
                                                           ========      ========        ========
OTHER DATA:
  Gross margin..........................................       25.1%                         25.1%
  Ratio of earnings to fixed charges(7).................        3.5x                          1.0x
  Weighted average number of shares
     Basic..............................................      7,779                         2,387
     Diluted............................................      8,195                         2,426
  Basic and diluted earnings (loss) per share
     Basic..............................................   $   1.12                      $  (0.27)
     Diluted............................................   $   1.07                      $  (0.27)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and
                                   Other Data

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF INCOME AND OTHER DATA

                                                                 QUARTER ENDED MAY 3, 1998 (1)
                                                             --------------------------------------
                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                       PER SHARE NUMBERS)
INCOME DATA:
  Sales....................................................   $54,662                      $54,662
  Cost of sales (2)........................................    41,577                       41,577
                                                              -------                      -------
  Gross profit.............................................    13,085                       13,085
  General and administrative expenses (4)(8)...............    10,428                       10,428
                                                              -------                      -------
  Income from operations before interest and income
     taxes.................................................     2,657                        2,657
  Interest expense, net....................................     1,220        $ 4,188(5)      5,408
                                                              -------        -------       -------
  Income (loss) from operations before income taxes........     1,437         (4,188)       (2,751)
  Income tax provision (benefit)...........................       659          1,675(6)     (1,016)
                                                              -------        -------       -------
     Net income (loss).....................................   $   778        $(2,513)      $(1,735)
                                                              =======        =======       =======
OTHER DATA:
  Gross margin.............................................      23.9%                        23.9%
  Ratio of earnings to fixed charges (7)(9)................       2.2x                          --
  Weighted average number of shares
     Basic.................................................     7,932                        2,387
     Diluted...............................................     8,373                        2,426
  Basic and diluted earnings (loss) per share
     Basic.................................................   $  0.10                      $ (0.73)
     Diluted...............................................   $  0.09                      $ (0.73)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and
                                   Other Data

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF INCOME AND OTHER DATA

                                                               TWELVE MONTHS ENDED MAY 3, 1998(1)
                                                              -------------------------------------
                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                              ----------   -----------    ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT
                                                                       PER SHARE NUMBERS)
INCOME DATA:
  Sales.....................................................   $238,869                   $238,869
  Cost of sales(2)(3)                                           178,542                    178,542
                                                               --------                   --------
  Gross profit..............................................     60,327                     60,327
  General and administrative expenses(4)(8).................     37,866                     37,866
                                                               --------                   --------
  Income from operations before interest and income taxes...     22,461                     22,461
  Interest expense, net.....................................      6,171     $ 16,039(5)     22,210
                                                               --------     --------      --------
  Income from operations before income taxes................     16,290      (16,039)          251
  Income tax provision......................................      7,420        6,416(6)      1,004
                                                               --------     --------      --------
     Net Income (loss)......................................   $  8,870     $ (9,623)     $   (753)
                                                               ========     ========      ========
OTHER DATA:
  Gross margin..............................................       25.3%                      25.3%
  Ratio of earnings to fixed charges(7).....................        3.6x                       1.0x
  Weighted average number of shares
     Basic..................................................      7,932                      2,387
     Diluted................................................      8,373                      2,426
  Basic and diluted earnings (loss) per share
     Basic..................................................   $   1.12                   $  (0.32)
     Diluted................................................   $   1.06                   $  (0.32)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and
                                   Other Data

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENTS OF INCOME AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

(1) It is estimated that the Company will incur non-recurring charges of approximately $26,199 in the quarter in which the Recapitalization and the Recapitalization Financing is consummated. These non-recurring charges consist of a cash payment upon cancellation of stock options of approximately $19,660, a non-cash charge of $1,750 for rollover of options, certain change in control cash payments of approximately $1,000, other cash fees of $1,860 and an estimated $1,929 non-cash write-off of unamortized financing expenses related to its existing credit facilities. Because these expenses are non-recurring, they have been excluded from the unaudited pro forma consolidated statements of income.

(2) Includes advertising and promotional costs, costs of photographic sales and store commissions and selling costs.

(3) Includes non-recurring expenses of $1,153 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(4) Includes amortization of intangibles.

(5) Reflects the following adjustments to net interest expense:

                                                   FISCAL YEAR        QUARTER     TWELVE MONTHS
                                                      ENDED            ENDED          ENDED
                                                 FEBRUARY 1, 1998   MAY 3, 1998    MAY 3, 1998
                                                 ----------------   -----------   -------------
NEW LONG-TERM DEBT INSTRUMENTS:
  New revolving credit facility................      $   706          $   53         $   706
  New term loans...............................        9,821           2,426           9,821
  Senior Subordinated Notes....................       10,250           2,563          10,250
  New commitment fees..........................           80              28              80
  Other interest and bank charges..............        1,353             338           1,353
                                                     -------          ------         -------
Total new interest expense.....................       22,210           5,408          22,210
Less net interest expense relating to the
  existing credit facility.....................        6,571           1,220           6,171
                                                     -------          ------         -------
TOTAL PRO FORMA ADJUSTMENT.....................      $15,639          $4,188         $16,039
                                                     =======          ======         =======

(6) The adjustments reflect the tax effect of the pro forma adjustments at a 40% effective tax rate.

(7) For purposes of computing this ratio, earnings consist of income from operations before income taxes plus fixed charges. Fixed charges consist of net interest expense and amortization of deferred financing costs.

(8) Includes non-recurring expenses of $618 associated with the Recapitalization.

(9) On a pro forma basis, earnings would not be sufficient to cover fixed charges by $2,751 for the quarter ended May 3, 1998.

                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                           AS OF MAY 3, 1998
                                        --------------------------------------------------------
                                                                                       PRO FORMA
                                        HISTORICAL      PRO FORMA ADJUSTMENTS          ---------
                                        ----------    ------------------------------------------
                                                       DEBITS           CREDITS
ASSETS
Current assets:
  Cash and cash equivalents...........   $ 11,073     $277,800(1)(2)    $286,817(3)    $   2,056
  Accounts receivable (net -- less
     allowance of $1,488).............      7,518                                          7,518
  Inventories.........................      8,069                                          8,069
  Deferred income taxes...............      4,788        8,544(4)                         13,332
  Prepaid expenses....................      1,247                                          1,247
                                         --------     --------          --------       ---------
Total current assets..................     32,695      286,344           286,817          32,222
  Property, net.......................     53,325                                         53,325
  Intangible assets...................     59,241                                         59,241
  Other assets........................      1,655        7,840(5)          1,601(6)        7,894
                                         --------     --------          --------       ---------
Total assets..........................   $146,916     $294,184          $288,418       $ 152,682
                                         ========     ========          ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Current portion of long-term debt...   $  8,750     $  8,750(7)       $  4,500(1)    $   4,500
  Accounts payable-trade..............     23,798                                         23,798
  Accrued insurance...................      3,824                                          3,824
  Accrued income tax..................      1,342        1,342(4)                              0
  Accrued compensation................      4,792                                          4,792
  Other accrued liabilities...........      9,858                                          9,858
                                         --------     --------          --------       ---------
Total current liabilities.............     52,364       10,092             4,500          46,772
Long-term debt........................     41,105       40,922(7)(8)     220,500(1)      220,683
Deferred income taxes.................        107                                            107
Other liabilities.....................      7,628                                          7,628
                                         --------     --------          --------       ---------
Total liabilities.....................    101,204       51,014           225,000         275,190
Stockholders' equity (deficit)........     45,712        1,929(6)(8)      52,800(2)     (122,508)
                                                       200,169(9)
                                                        20,010(10)
                                                         1,538(11)         9,886(4)
                                                         7,260(12)
                                         --------     --------          --------       ---------
Total liabilities and stockholders'
  equity (deficit)....................   $146,916     $281,920          $287,686       $ 152,682
                                         ========     ========          ========       =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 (1) Represents funds received from the issuance of new long-term indebtedness totaling $225,000.

 (2) Represents funds received from the issuance of 1,992,453 shares of Common Stock to JAC at $26.50 per share, totalling $52,800.

 (3) Pro forma credits to cash and cash equivalents include:

        (i) An adjustment of $50,000 representing the repayment of the Company's existing long-term debt instruments (including an original issue discount of $328);

        (ii) An adjustment of $200,169 representing the repurchase of 7,553,539 shares of Common Stock at $26.50 per share;

        (iii) An adjustment of $20,010 for cash payments for cancellation of 1,381,600 stock options, including an estimate of payroll tax liabilities. The rollover of options for 122,900 shares will be expensed. The option value is determined by the difference between $26.50 and the average exercise price of $12.27;

          (iv) An adjustment of $1,538 for the exercise of 150,000 warrants with an average exercise price of $16.25 and the repurchase of the resulting 150,000 shares of Common Stock at $26.50 per share; and

          (v) An adjustment of $15,100 for financing costs, professional fees and other expenses incurred in connection with the Recapitalization, including $7,840 for deferred financing costs that will be amortized over the life of the related debt instruments.

 (4) The adjustments reflect the tax effect of the pro forma adjustments at a 40% effective tax rate.

 (5) Represents financing costs that will be amortized over the life of the related debt instruments.

 (6) Represents the write-off of unamortized deferred financing costs relating to the repayment of the Company's existing long-term debt instruments of $1,601.

 (7) Represents repayment of debt outstanding under the Company's existing long-term debt instruments.

 (8) Includes the original issue discount on the Company's existing long-term debt instruments of $328.

 (9) Represents the repurchase of 7,553,539 shares of Common Stock at $26.50 per share.

(10) Represents cash payments for cancellation of 1,381,600 stock options, including an estimate of payroll tax liabilities. The rollover of options for 122,900 shares of Common Stock will be expensed. The option value is determined by the difference between $26.50 and the average exercise price of $12.27.

(11) Represents the exercise of 150,000 warrants with an average exercise price of $16.25 and the repurchase of the resulting 150,000 shares of Common Stock at $26.50 per share.

(12) Represents financing costs, professional fees and other expenses incurred in connection with the Recapitalization that will not be amortized.

                        SELECTED HISTORICAL CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

     The selected historical consolidated financial and operating data for and as of each of the fiscal years in the five-year period ended February 1, 1998 set forth below under the captions "Statement of Operating Data," "Other Data" and "Balance Sheet Data" have been derived from the audited Consolidated Financial Statements of the Company. The selected historical financial consolidated data set forth below for the quarters ended May 4, 1997 and May 3, 1998 have been derived from the unaudited Consolidated Financial Statements of the Company. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                      FOR THE FISCAL YEAR ENDED APPROXIMATELY JANUARY 31,       FOR THE QUARTER ENDED
                                    --------------------------------------------------------    ----------------------
                                                                                                 MAY 4,       MAY 3,
                                      1994        1995        1996        1997        1998        1997         1998
                                    --------    --------    --------    --------    --------    ---------    ---------
                                                     (DOLLARS IN THOUSANDS)                          (UNAUDITED)
STATEMENT OF OPERATING DATA:
Sales.............................  $149,150    $144,881    $144,715    $156,099    $242,899    $ 58,692     $ 54,662
Cost of sales(1)..................   120,353     114,092     107,611     119,107     181,966      45,001       41,577
                                    --------    --------    --------    --------    --------    --------     --------
Gross profit......................    28,797      30,789      37,104      36,992      60,933      13,691       13,085
General and administrative
  expenses(2).....................    20,594      22,936      23,782      31,676      38,070      10,632       10,428
                                    --------    --------    --------    --------    --------    --------     --------
Income from operations before
  interest and income taxes.......     8,203       7,853      13,322       5,316      22,863       3,059        2,657
Interest expense (income), net....        (5)        406         459         179       6,571       1,620        1,220
                                    --------    --------    --------    --------    --------    --------     --------
Income from operations before
  income taxes....................     8,208       7,447      12,863       5,137      16,292       1,439        1,437
Income tax provision..............     3,296       3,074       5,246       2,143       7,557         796          659
                                    --------    --------    --------    --------    --------    --------     --------
Income from continuing
  operations......................     4,912       4,373       7,617       2,994       8,735         643          778
Loss (income) associated with
  discontinued operations.........     2,200        (412)         --          --          --          --           --
                                    --------    --------    --------    --------    --------    --------     --------
Net income........................  $  2,712    $  4,785    $  7,617    $  2,994    $  8,735    $    643     $    778
                                    ========    ========    ========    ========    ========    ========     ========
Ratio of earnings to fixed
  charges(3)......................        --(4)     19.3x       29.0x       29.7x        3.5x        1.9x         2.2x

OTHER DATA:
EBITDA(5)(6)......................  $ 13,362    $ 14,989    $ 21,812    $ 14,814    $ 38,316    $  6,801     $  6,405
EBITDA margin(6)..................       9.0%       10.3%       15.1%        9.5%       15.8%       11.6%        11.7%
Gross margin......................      19.3%       21.3%       25.6%       23.7%       25.1%       23.3%        23.9%
Capital expenditures..............  $ 21,875    $ 14,698    $  6,309    $ 13,424    $ 12,086    $  3,363     $  1,785
Depreciation......................     5,159       7,136       8,490       9,498      13,543       3,286        3,241
Amortization......................        --          --          --          --       1,910         456          507

BALANCE SHEET DATA AT PERIOD END:
Cash and cash equivalents.........  $  5,119    $    312    $  3,915    $  1,536    $ 12,290    $  3,735     $ 11,073
Working capital (deficit).........    (4,321)     (6,697)     (3,878)    (18,472)    (20,334)    (20,200)     (19,668)
Total assets......................    56,751      59,557      59,884     146,661     153,301     151,308      146,916
Long-term debt....................        --          --          --      58,680      42,064      63,228       41,105
Stockholders' equity..............    30,296      33,032      31,235      33,641      44,689      35,161       45,712

OTHER OPERATING DATA:
Year-end number of permanent
  studios
  Domestic........................     1,323       1,397       1,411       2,204       1,953       2,196        1,908
  International...................        94         111         108          84         122          95          126
  Other...........................        --          --          14         114          --         114           --

     NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

(1) Includes advertising and promotional costs, costs of photographic sales and store commissions and selling costs. Cost of sales February 1, 1998 includes non-recurring expenses of $1,153 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(2) Includes amortization of intangibles. General and administrative expenses for the quarter ended May 3, 1998 include non-recurring expenses of $618 associated with the Recapitalization. General and administrative expenses for the fiscal year ended February 2, 1997 include non-recurring expenses of $6,000 associated with the closure of underperforming studios and redeployment of underutilized assets. See "Business -- Recent Developments."

(3) For purposes of computing this ratio, earnings consist of income from operations before income taxes plus fixed charges. Fixed charges consist of net interest expense and amortization of deferred financing costs.

(4) For the fiscal year 1994, fixed charges were less than zero because of net interest income of $5.

(5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(6) EBITDA and EBITDA margin for the fiscal years ended February 2, 1997 and February 1, 1998 and the three months ended May 3, 1998 reflect certain non-recurring expenses:

                                                              FISCAL YEAR         FISCAL YEAR       THREE MONTHS
                                                                 ENDED               ENDED             ENDED
                                                            FEBRUARY 2, 1997    FEBRUARY 1, 1998    MAY 3, 1998
                                                            ----------------    ----------------    ------------
EBITDA....................................................      $14,814             $38,316            $6,405
Non-recurring expenses associated with the closure of
  underperforming studios and the redeployment of
  underutilized assets....................................        6,000               1,153                --
Non-recurring expenses associated with the
  Recapitalization........................................           --                  --               618
                                                                -------             -------            ------
Adjusted EBITDA...........................................      $20,814             $39,469            $7,023
                                                                =======             =======            ======
Adjusted EBITDA margin....................................         13.3%               16.2%             12.8%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the more detailed information and the historical financial statements and pro forma financial data included elsewhere herein. As used in this discussion and in "Business," the terms "fiscal 1997," "fiscal year 1997" and "1997" refer to the fiscal year ended February 1, 1998, the terms "fiscal 1996," "fiscal year 1996" and "1996" refer to the fiscal year ended February 2, 1997, and the terms "fiscal 1995," "fiscal year 1995" and "1995" refer to the fiscal year ended January 28, 1996.

OVERVIEW

     PCA is engaged, through its subsidiaries, in the sale and processing of professional color portraits of children, adults, and families. The Company operates 2,075 retail portrait studios in the United States, Canada, Mexico, Puerto Rico, and South America. The Company also operates an extensive traveling studio business, providing portrait photography services in approximately 1,400 additional retail locations and to church congregations and other institutions. Portrait sales at discount stores accounted for 96.2% of sales in fiscal 1997. As of February 1, 1998, the Company operated 1,953 permanent portrait studios in the United States and 122 internationally.

     On January 27, 1997, the Company acquired 94.9% of the outstanding common stock of ASI, portrait provider to Wal-Mart in the United States and Mexico. This acquisition expanded the number of Wal-Mart stores PCA serves to over 2,300, including 832 permanent studios in U.S. Wal-Mart stores previously served by ASI and 18 permanent studios in other countries. At the end of fiscal 1996, the Company operated 2,288 portrait studios in discount stores, which included the 850 permanent studios acquired from ASI and 42 studios acquired through other transactions. PCA's studio counts at the end of fiscal 1996 reflect the combined companies for fiscal 1996, while financial results do not include the results of ASI.

     Following the January 1997 acquisition of ASI, the Company completed several strategic initiatives intended to strengthen the Company's competitive position and improve the profitability of its portrait studio operations, as follows:

     - Integration and consolidation of corporate administrative functions and field operations yielding 1997 cost savings in excess of $6.0 million.

     - Discontinuation of ASI's fashion photography and PCA's pilot pet portraiture businesses and the closure of 401 portrait studios which were not meeting the Company's profit objectives. Closed and discontinued businesses represented $9.0 million of 1997 sales and $44.0 million of pro forma Company sales in fiscal 1996.

     - Redeployment of underutilized digital studio assets from these closed and discontinued operations to certain Wal-Mart studios acquired from ASI. Of the 850 Wal-Mart portrait studios acquired from ASI, the Company converted approximately 600 non-digital studios to its proprietary integrated digital system and upgraded approximately 250 ASI digital studios.

     - Expansion of the Company's customer base by opening 188 new studios domestically and internationally.

     - As a result of the conversion and upgrade of domestic Wal-Mart studios and continued studio expansion during fiscal 1997, the Company increased by 44% the number of digital portrait studios it operated in Wal-Marts and Kmarts.

HISTORICAL BUSINESS REVIEW

     In fiscal 1996, portrait studio sales in discount stores were 91.6% of total sales. During the year, the Company diversified its retail partnerships and expanded its distribution principally through the acquisition of Wal-Mart portraiture businesses in Canada and the United States. In April 1996, the Company acquired two Canadian Wal-Mart portraiture businesses, Portrait Works, Inc. and Portrait Experience of Canada, Ltd.

PCA's Canadian subsidiary entered into a long-term license agreement with Wal-Mart's Canadian subsidiary to operate permanent studios in Wal-Mart's Canadian stores.

     In fiscal 1995, PCA operated 1,508 portrait studios principally in Kmart stores in the United States, Canada and Mexico. Portrait studio sales in discount stores accounted for 94.8% of 1995 total sales. The Company opened 164 permanent Kmart studios in 1995 and closed 73 studios, resulting in a net addition of 91 studios.

     Beginning with the fourth quarter of the fiscal year ended January 30, 1994 and continuing through fiscal 1996, the portrait services industry experienced extremely competitive pricing and promotional conditions. The Company expects competitive pricing conditions will be less aggressive than in the past and continues to place emphasis on the quality and value-pricing of its portrait products and services, and the enhanced portrait experience made possible through its proprietary integrated digital imaging system.

     Because of the retail nature of its services and its locations in discount stores, the Company's business is very seasonal. The Christmas season accounts for a high percentage of the Company's sales and earnings, and the Company's fourth fiscal quarter (late October through late January) typically produces a large percentage of annual sales and annual earnings. The fourth fiscal quarters of 1997, 1996, and 1995 accounted for approximately 31.2%, 33.2%, and 32.2%, respectively, of sales, and 89.4%, 32.8%, and 64.2%, respectively, of earnings for those years. Fiscal 1997 fourth quarter earnings as a percentage of total earnings were out of proportion compared to prior years due to significant costs incurred for restructuring the Company's digital studio operations, which led to operating losses in the first half of the year. The 1996 fourth quarter earnings would have accounted for 69.5% of annual earnings before giving effect to a $3.6 million after-tax charge for studio closure costs. The Company's operations can be adversely affected by inclement weather, especially during the important fiscal fourth quarter.

OPERATIONS

     First Quarter 1998 Compared with First Quarter 1997. Consolidated sales for the first quarter 1998 were $54.7 million, a decrease of 6.9% compared to sales of $58.7 million reported in the comparable fiscal 1997 quarter. The $4.0 million sales decline in the 1998 first quarter was due to discontinued and closed operations in fiscal 1997. During the first half of fiscal 1997, the Company discontinued its subsidiary's fashion photography business and PCA's pilot pet portrait operations, and closed 401 underperforming discount store portrait studios. These operations represented sales of approximately $8.0 million and a loss before corporate overhead of $0.3 million in the fiscal 1997 first quarter. Excluding sales from these discontinued or closed operations in the fiscal 1997 first quarter, sales for PCA's 1998 first quarter increased $4.0 million or 7.8%, due principally to improved sales averages in Wal-Mart studios which benefitted from the conversion to PCA's digital imaging technology. Portrait studio sales through discount retailers represented $52.9 million or 96.7% of total sales for the fiscal 1998 first quarter. At May 3, 1998, the Company operated 2,034 portrait studios in discount stores. During the quarter, the Company opened 12 portrait studios and closed 53 studios, resulting in a net reduction of 41 studios from the year-end studio count of 2,075.

     Total costs and expenses as a percentage of sales increased to 95.1% in the 1998 first quarter from 94.8% in the first quarter of fiscal 1997. The 1998 quarter includes costs and expenses of $0.6 million or 1.1% of sales related to the execution of the Recapitalization agreement with Jupiter. Advertising and promotional expenses as a percentage of sales decreased to 6.2% for the fiscal 1998 first quarter from 7.4% in the fiscal 1997 first quarter, reflecting a less promotional environment in the discount retail segment. Cost of photographic sales decreased to 35.4% of sales from 37.1% of sales in the year-ago quarter principally due to cost savings resulting from the completion of the ASI integration and the conversion of 600 ASI studios in Wal-Mart to PCA's integrated digital technology system which lowered production costs per customer. Store commissions and selling expense as a percentage of sales increased to 34.4% in the 1998 first quarter versus 32.2% in the 1997 first quarter principally due to increased labor expense required to operate more traveling studio promotions and staffing requirements for additional seven-day studios. General and administrative expenses increased as a percentage of sales to 18.1% compared to 17.3% of sales in the fiscal 1997 quarter due to the incurrence of $0.6 million of Recapitalization costs.

     Net interest expense for the quarter ended May 3, 1998 was $1.2 million, or 2.3% of sales, as compared to $1.6 million, or 2.8% of sales, in the fiscal 1997 first quarter. The net interest expense on borrowings decreased as a result of a lower level of debt. See "Liquidity and Capital Resources."

     The income tax provision for the first quarter of 1998 was $0.7 million. This resulted in an effective tax rate for the 1998 quarter of 45.9% compared to 55.3% in the first quarter of 1997. The decrease in effective tax rate for the 1998 period is attributable to using the projected effective annual tax rate as compared to using the first quarter actual calculated rate in the same period in the prior year.

     Net income for the first quarter of fiscal 1998 increased 21.0% to $0.8 million or 1.4% of sales as compared to $0.6 million or 1.1% of sales in the same quarter of the prior year. Diluted earnings per share for the 1998 first quarter were $0.09 as compared to $0.08 diluted earnings per share in the fiscal 1997 quarter. Net income for the 1998 first quarter includes $0.4 million tax-effected expense, or $0.04 per diluted share, for previously mentioned expenses related to the execution of the Recapitalization agreement with Jupiter.

     1997 Fiscal Year Compared with 1996 Fiscal Year. Sales for fiscal year 1997 increased 55.6% to $242.9 million, compared to $156.1 million in fiscal year 1996. Fiscal 1997 was a 52-week year versus 53 weeks in fiscal 1996. The sales increase of $86.8 million in fiscal 1997 was attributable to the Company's acquisition of ASI's Wal-Mart distribution channel, net of discontinued businesses, and to a lesser degree, studio expansion and increased customer purchase averages realized in each of the Company's retail channels. PCA's financial results for fiscal 1996 do not include the operating results of ASI while studio counts reflect the combined companies at the end of fiscal 1996.

     Total operating costs and expenses as a percentage of sales declined 2.2 percentage points to 90.6% in fiscal 1997 compared to 92.8% in fiscal 1996, before the 1996 fourth quarter pretax charge of $6.0 million to reflect the closing of 401 underperforming portrait studios. Advertising and promotional costs as a percentage of sales were 6.9% in 1997, versus 10.4% in 1996, reflecting a less promotional environment in the discount retail segment. Costs of photographic sales increased to 35.3% of sales in 1997, compared to 33.7% of sales in 1996, principally due to higher labor costs to operate ASI's non-digital studios for half the year and traveling studios for the full year. Store commission and selling costs increased to 32.8% of sales in 1997, compared to 32.3% the prior year. Increased labor expenses related to staffing requirements to operate more seven-day studios in discount stores was a primary factor for the rise in direct selling cost. General and administrative expenses declined 1.5% to 14.9% of sales in fiscal 1997 compared to 16.4% (before the $6.0 million 1996 fourth quarter pretax charge) of sales in fiscal 1996. This decline is principally the result of cost savings from the consolidation of field and corporate general and administrative functions.

     Income from operations increased to $22.9 million or 9.4% of sales in fiscal 1997 versus $11.3 million or 7.2% of sales in fiscal 1996 (stated before the 1996 studio closure charge). This 102.0% increase in 1997 reflects one full year of operations of ASI, as well as the elimination of underperforming operations and improved performance of the Company's portrait studio operations. Fiscal 1997 operating costs include $1.9 million for amortization of intangible assets relating to the acquisition of ASI.

     Pretax income increased to $16.3 million or 6.7% of sales in fiscal 1997 compared to $5.1 million or 3.3% of sales in the prior year. Fiscal 1996 pretax income includes a $6.0 million charge for studio closure costs noted above. Fiscal 1997 net interest expense was $6.6 million compared to $0.2 million in 1996, reflecting an increase in indebtedness related to the acquisition of ASI.

     Income tax provision for 1997 was $7.6 million as compared to $2.1 million in 1996. The fiscal 1997 tax provision as a percentage of pretax income was 46.4% versus 41.7% in 1996. The increase in the effective tax rate in 1997 was due to amortization of intangibles related to the ASI acquisition, which are not deductible for tax purposes. Net income in 1997 was $8.7 million or 3.6% of sales compared to $3.0 million or 1.9% of sales in 1996. Fiscal 1997 earnings per share on a diluted basis were $1.07 compared to $0.38 in fiscal 1996. Fiscal 1996 results include the previously mentioned studio closure charge, which reduced net income by $3.6 million after tax or $0.46 per diluted share.

     1996 Fiscal Year Compared with 1995 Fiscal Year. Sales for fiscal year 1996 increased 7.9% to $156.1 million, compared to $144.7 million in fiscal year 1995. The sales increase of $11.4 million in fiscal 1996 was

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

attributable to the Company's diversification strategy (expansion of Wal-Mart stores and the pilot pet portraiture program), which led to an increase in the number of customers served. Fiscal 1996 was a 53-week year versus 52 weeks in fiscal 1995. On a comparable 52-week basis, sales increased 6.5%.

     In 1996, PCA diversified its retail partnerships; consequently, sales through the retail distribution channel increased to reflect this strategy. Sales through U.S. Kmart portrait studios were $135.1 million, or 86.5% of total sales; and Wal-Mart portrait studio sales, both international and domestic, were $6.6 million, or 4.2% of sales. PCA's Institutional Division and pet portrait pilot program provided an aggregate of $13.3 million, or 8.5% of sales. In 1995, U.S. Kmart studios provided sales of $130.6 million, or 90.2% of sales; and PCA's pilot pet portrait and Institutional sales provided sales of $7.5 million, or 5.2% of sales.

     Total operating costs and expenses increased 10.2%, before the fourth quarter charge of $6.0 million to close underperforming portrait studios, and accounted for 92.8% of sales compared to 90.8% of sales in 1995. Advertising and promotional costs as a percentage of sales were 10.4%, versus 10.2% in 1995. Cost of photographic sales increased $4.9 million, or 10.3%, to 33.7% of sales in 1996, compared to 32.9% of sales in 1995, due principally to the increase in customers photographed. Store commission and selling costs increased to 32.3% of sales, compared to 31.2% the prior year. Labor costs associated with the pilot pet portrait program and staffing requirements to operate more seven-day studios in discount store permanent studios caused the increase in direct selling cost.

     General and administrative expense levels before the fourth quarter charge were 16.4% of sales for 1996, similar to prior year's level. The Company recorded a pretax charge of $6.0 million for the closing of 401 portrait studios which were not meeting the Company's profitability objectives. This charge includes the write-off of leasehold improvements and other fixed assets in these stores, separation pay, cost to restore the studios to the same condition they were in prior to the Company installing the portrait studio, and customer refunds.

     Income from operations, before the charge to close 401 portrait studios, declined to 7.2% of sales from 9.2% of sales in 1995, a direct result of the investment spending initiatives to pursue the Company's diversification objectives. The costs associated with the pilot pet portrait expansion, the Wal-Mart expansion, and overall costs to support the diversification activities were the principal reasons for the operating margin decline.

     Pretax income declined 60.1% to $5.1 million, compared to $12.9 million in 1995. This pretax figure includes the $6.0 million charge for studio closure costs noted above. Net interest expense declined 60.9% due to repayment of borrowings to fund the Company's repurchase of over $7.7 million of stock in 1995. Income tax provision for 1996 was $2.1 million as compared to $5.2 million in 1995. The tax provision as a percentage of income was 41.7% versus 40.8% in 1995. The increase in effective tax rate was generally attributable to losses in the pet portraiture pilot operation which did not generate state tax benefits. Net income in 1996 was $3.0 million, or $0.38 per diluted share, including the previously mentioned charge, which reduced per share earnings by $0.46, compared to $7.6 million, or $0.96 per diluted share in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the Recapitalization, the Company's principal sources of working capital were cashflow from operations and borrowing under its revolving line of credit. Generally, due to the seasonality of the Company's operations, cash is consumed during the first fiscal quarter and generated during the remaining fiscal quarters. Cash flow from operating activities was $29.5 million during the 1997 fiscal year and $1.3 million for the quarter ended May 3, 1998. At February 1, 1998, the Company had $12.3 million in cash and cash equivalents, $4.3 million in letters of credit and $20.7 million available under its revolving credit facility. At May 3, 1998, the Company had $11.1 million in cash and cash equivalents and no short-term borrowings. Effective May 21, 1998, the Company reduced the maximum balance of its revolving line of credit to $15.0 million from $25.0 million.

     EBITDA was $38.3 million in fiscal 1997, up from $14.8 million in fiscal 1996. Excess cash flow enabled the Company to reduce long-term borrowings and pay dividends. EBITDA for the quarter ended May 3, 1998 was $7.0 million (before deducting costs associated with the Recapitalization) up from $6.8 million the quarter ended May 4, 1997.

     During fiscal 1997, the Company had property additions of $12.1 million, principally for materials and equipment for the addition of new permanent studios in Wal-Mart and Kmart, the upgrading of certain processing equipment in the Company's two laboratory and processing facilities, and new computing equipment in the corporate office. During the 1998 first quarter, the Company had property additions of $1.8 million principally for materials and equipment for the new permanent studios in the U.S. and Canada. For the fiscal year 1998, the Company expects to spend approximately $11.0 million in capital expenditures, including the opening of new permanent portrait studios, the refurbishment of existing studios and the purchase of laboratory equipment.

     At February 1, 1998 shareholders' equity was $44.7 million, an increase of $11.0 million. For the 1997 fiscal year, net income added $8.7 million to shareholders' equity, and dividends paid totaled $1.6 million. During fiscal 1997, exercised stock options contributed $4.2 million to shareholders' equity. At May 3, 1998, shareholders' equity was $45.7 million. Net income for the 1998 first quarter added $0.8 million to shareholders' equity and dividends paid in the quarter amounted to $0.6 million. Options exercised in the first quarter of fiscal 1998 contributed $0.7 million to shareholders' equity.

     The Recapitalization will have a substantial impact on the Company's current capital structure. The recapitalized Company will be significantly more highly leveraged and, accordingly, the Recapitalization will result in substantial changes to the Company's debt-to-equity ratio and its related debt service requirements.

     The Company will also incur various non-recurring cash costs currently estimated to be $35.1 million (as well as a non-recurring non-cash charge currently estimated to be $1.9 million) in connection with the proposed Recapitalization, and the exact timing, nature and amount of these costs are subject to change. It is currently estimated that the Company will incur non-recurring charges of approximately $26.2 million in the quarter in which the Recapitalization is consummated. These non-recurring charges consist of a cash payment upon cancellation of stock options of approximately $19.6 million, a non-cash charge of $1.8 million for rollover of options, certain change in control cash payments of approximately $1.0 million, other cash fees of $1.9 million and an estimated $1.9 million non-cash write-off of unamortized financing expenses related to its existing credit facilities. The $19.6 million stock option cancellation expense assumes that approximately 1,381,600 options are canceled and approximately 122,900 options are rolled over by current option holders. The unaudited pro forma consolidated balance sheet at May 3, 1998 reflects the above costs, net of a $9.9 million tax benefit. Because these expenses are non-recurring, they have been excluded from the unaudited pro forma consolidated statement of income for the year-ended February 2, 1998. In addition, financing-related expenses of approximately $7.8 million will be capitalized and amortized over the expected life of the Company's indebtedness. It is estimated that the Company will incur additional non-recurring costs of $4.4 million in the quarter in which the Recapitalization is consummated related to the formation of JAC and other corporate matters. As a result of the foregoing, the Company will incur a net loss in the quarter in which the Recapitalization is recorded. Because this loss will result directly from the non-recurring charges incurred in connection with the Recapitalization, the Company does not expect this loss to materially impact its ongoing operations or liquidity. See "Pro Forma Condensed Consolidated Financial Information."

     Following the Recapitalization, the Company's principal sources of liquidity will be cash flow from operations and borrowings under the Revolving Credit Facility. The Company's principal uses of cash will be debt service requirements, capital expenditures, research and development and working capital. In connection with future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. No future acquisitions are under discussion at this time.

     Concurrently with the consummation of the Recapitalization, the Company is expected to borrow all $125.0 million under the Tranche A and Tranche B Term Loan Facilities. As of May 3, 1998, on a pro forma adjusted basis giving effect to the Recapitalization and the Recapitalization Transactions, approximately $20.7 million would have been available for additional borrowing under the Bank Facility, the Company having drawn $4.3 million in letters of credit. In addition, the Company expects to incur $100.0 million of debt represented by the Notes. Each financing is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such financing.

     Borrowings under the Bank Facility will bear interest at a rate per annum equal to a margin over, at the Company's option, LIBOR or a Base Rate. The Revolving Credit Facility will mature five years after the closing date. The Tranche A Term Loan Facility and the Tranche B Term Loan Facility will be amortized over five and seven years, respectively. The Bank Facility will be secured by substantially all of the assets of the Company and its direct and indirect domestic subsidiaries, subject to certain limitations with respect to foreign subsidiaries, and contains customary covenants and events of default, including substantial restrictions on the Company's ability to declare dividends or distributions. In addition, the Bank Facility will be guaranteed by such subsidiaries. The Bank Facility will be subject to mandatory prepayment with the proceeds of certain asset sales, certain equity issuances and certain funded debt issuances for borrowed money, and with a portion of the Company's Excess Cash Flow (as defined in the Bank Facility). See "Description of Bank Facility."

     The proceeds of the Notes, the Bank Facility and the equity contribution by Jupiter and management will be used to finance the payment of the cash portion of the Recapitalization consideration, to refinance the outstanding indebtedness of the Company, to pay fees and expenses incurred in connection with the Recapitalization and to provide for working capital and general corporate purposes of the Company.

     The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures and research and development expense will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Bank Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Bank Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Risk Factors -- Leverage."

YEAR 2000 ISSUES

     During 1997, the Company upgraded its mainframe computer hardware to a version that is designed to be year 2000 compliant and vendor-supported into the new millennium. The Company has initiated plans to correct programming code in existing computer software applications as the year 2000 approaches. The Company will utilize both internal and external resources to reprogram Company-developed applications, install up-to-date releases of purchased systems, and test all systems for year 2000 compliance. The Company continues to evaluate its various systems to determine the most cost-effective corrective action which could include replacement of certain systems. The Company currently believes that reprogramming will be completed by the first quarter of 1999. The cost to correct year 2000 program code is expected to be $0.8 to $1.2 million and will be expensed over the next two years.

INFLATION

     Over the past few years, inflation has not had a significant impact on the Company's financial condition or results of operations.

COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income in financial statements by all entities that provide a full set of financial statements. The Statement is effective for fiscal years beginning after

December 15, 1997. Management of the Company does not expect that the adoption of SFAS No. 130 will have a material impact on the Company's financial position or results of operation.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures of and provides accounting guidance for reporting information about operating segments in annual financial statements. The Statement is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined how the Statement will affect its reporting of financial information.

                                    BUSINESS

OVERVIEW

     PCA is the largest professional portrait photography company in the North American discount department store sector based on revenue, number of customers, and studio locations. The Company focuses on the pre-school segment of the $5.6 billion domestic professional portrait photography market, selling its products and services through two premier distribution channels: Kmart and Wal-Mart. PCA ranks among the top three professional portrait photography companies in North America, with a market share of over 20% of the $1.1 billion domestic pre-school portrait market segment. As of May 3, 1998, the Company operated 2,034 portrait studios within Kmart and Wal-Mart stores and supercenters in the United States, Canada, Mexico, Puerto Rico and South America. PCA also operates an extensive traveling studio business, providing portrait photography services in approximately 1,400 additional Wal-Mart retail locations as well as to church congregations and other institutions. During fiscal 1997, PCA generated revenue and EBITDA of $242.9 million and $38.3 million, respectively.

     The Company's in-house technology and manufacturing group has designed, developed and manufactured the industry's only proprietary integrated digital imaging system. The Company's system automates and links the photography and image selection process with the immediate sale of custom portrait packages and integrates its studios with its portrait processing and production systems. This proprietary system has three principal advantages over the vendor-supplied systems of its competitors who use digital technology. First, PCA's proprietary system was designed from its inception to integrate package selection, order creation, film processing, editing, printing and order fulfillment as seamlessly as possible, increasing efficiency and synergies among the various system components. Second, the system design enables PCA to incorporate "off-the-shelf" components (such as in-studio computers, video cameras and laser printers), all of which can be purchased from more than one source, modified (if necessary) and integrated into the system. The ability to purchase from more than one source reduces the Company's capital expenditure requirements and resulting depreciation because it allows the Company to "mix and match," using the components that can be purchased most cost-effectively, rather than having to purchase the components selected and priced by a vendor of digital imaging systems. Third, the proprietary integrated digital system can be expanded, modified and upgraded on a world-wide basis by PCA's own technology and manufacturing group, allowing PCA to avoid depending on the availability or willingness of an outside vendor to develop software upgrades or to perform installations and modifications, thus maximizing flexibility and minimizing system support costs and associated down-time.

     The integrated digital imaging system also has two primary advantages over non-digital portrait photography operations: increased average sales per customer and lower production costs. Higher average sales per customer result from the digital studios' superior portrait photography experience coupled with a more effective, customer-friendly selling process. Lower production costs result from printing only the poses and sizes that the customer orders, avoiding the waste of labor and materials from printing large quantities of speculative portraits in an attempt to predict the customer's purchase decision.

     The Company strengthened its position in the discount department store sector with the January 27, 1997 acquisition of ASI, the primary operator of professional portrait photography studios in Wal-Mart stores in the United States and Mexico. This acquisition increased by 2,300 the number of Wal-Mart locations serviced by the Company through a combination of permanent and traveling studios. During 1997, the Company redeployed its industry-leading, but underutilized digital imaging assets from underperforming locations to Wal-Mart locations acquired from ASI. As of July 31, 1997, the Company had converted all domestic Wal-Mart permanent portrait studios to its integrated digital imaging technology. In August 1997, with the acquisition from Wal-Mart of 72 studios previously operated internally by Wal-Mart, PCA became Wal-Mart's world-wide provider of professional portrait photography services.

COMPETITIVE STRENGTHS

     The Company believes its competitive position is strengthened by the following factors:

- Leading Market Position in Pre-School Portrait Segment. The Company, with a market share of over 20%, is one of the largest participants in the $1.1 billion pre-school portrait market segment of the $5.6 billion domestic professional portrait photography market. Within the pre-school segment, the Company, through a combination of permanent and traveling studios, services approximately 3,400 domestic retail locations, which is more than the total number of locations serviced by its three largest competitors combined.

- Strong Relationships with Leading Discount Retailers. The Company has built strong, long-term relationships with the two largest discount department store chains in North America -- Wal-Mart and Kmart. The Company's Kmart and Wal-Mart relationships span 32 and 15 years, respectively. The Company currently services approximately 3,400 discount retail locations in North America, with approximately 900 permanent portrait studios in Kmart stores and approximately 1,100 permanent portrait studios in Wal-Mart stores. The Company's permanent studios account for approximately 95% of the permanent portrait studios in North American discount department stores. The Company's remaining approximately 1,400 U.S. Wal-Mart locations are serviced by traveling studios, which average approximately six visits per store per year. According to Wal-Mart's and Kmart's annual reports and the Department of Commerce, between 1990 and 1997, Wal-Mart's and Kmart's combined revenues increased at a CAGR of 13%, compared to 10% for the U.S. discount department store sector and 5% for the entire U.S. retail sector over the same period. Management's goal in building strong relationships with these leading retailers is to position the Company to participate in their future growth both domestically and internationally.

- Cost-Effective Production Process. The Company believes that it has one of the lowest-cost portrait production systems in the industry. This position is primarily the result of: (i) lower capital expenditures and depreciation as a consequence of lower component and installation costs associated with the Company's proprietary integrated digital imaging system; (ii) the efficiency of the integrated system, which streamlines and automates the production process, resulting in higher volume, higher speed, lower labor costs, lower waste and fewer reprints; (iii) flexibility and easier expansion and maintenance associated with its proprietary integrated digital system as compared to competitors' vendor-developed digital systems; and (iv) a marketing focus on selling larger portrait collections based on more poses, lowering the average production cost per unit.

- Proprietary Technology. PCA is the only company in the professional portrait photography industry that has developed a proprietary integrated digital imaging system (including photographic cameras, sales software and production equipment) that integrates and automates the portrait photography process from studio sitting through production and order fulfillment. The principal advantages of the proprietary integrated digital imaging system are: (i) seamless integration of critical production processes, (ii) ability to use lower-cost, "off-the-shelf" components and (iii) independence from outside vendors for system support, expansion and upgrades. The technology and manufacturing group continually evaluates the return on investment from implementing technological advances in order to remain a leader in the commercially viable application of emerging imaging technologies.

- Flexible Sales and Manufacturing System. PCA provides the customer with the flexibility to create a "best value" portrait collection by choosing specific poses, portrait sizes and quantities from a computer-assisted sales program which displays digital images of the poses and price information that is updated as a customer alters his or her selections. This interactive order capability allows the customer to create a custom portrait package while minimizing paperwork for the sales associate. In addition, the proprietary integrated digital system is extremely flexible, allowing for easier upgrades to sales software and PCA-developed production equipment without relying on outside software vendors.

- Experienced Management Team. The Company's senior management team, with over 90 years of combined experience in the professional portrait photography industry, had the foresight to invest in PCA's proprietary integrated digital imaging system which has positioned PCA as a leader in the industry. Since arriving in 1987, John Grosso, PCA's President and Chief Executive Officer, has successfully directed

  PCA's expansion in the growing discount department store channel through the acquisition of ASI, establishing the Company in its current position with Wal-Mart and Kmart, the two largest retail chains in the growing discount retail sector. Eric H. Jeltrup, Executive Vice President and Chief Technology Officer, together with the technology and manufacturing group, were responsible for developing PCA's proprietary integrated digital imaging system, which was first used in Kmart, and spearheading the digital conversion at the acquired Wal-Mart portrait studios.

BUSINESS STRATEGY

     Management's business strategy is to capitalize on the Company's strengths by implementing the following initiatives:

     - Complete Integration of ASI. Following the acquisition of ASI, PCA converted all of the approximately 600 Wal-Mart studios, which did not utilize digital technology, to the PCA integrated digital imaging system. PCA is continuing the training of Wal-Mart studio-level personnel on the use of the PCA integrated digital system and effective sales techniques. PCA's integrated digital system has aided the studio-level employee in increasing average order size per customer. Since acquiring ASI on January 27, 1997, PCA has increased average revenue per customer by over $15 in the acquired Wal-Mart locations. This figure, however, still trails the Company's Kmart location averages by approximately $5 per customer, representing additional opportunities for improvement. Management will continue to focus on improving per customer revenues in both Wal-Mart and Kmart locations. Additionally, PCA is continuing with an extensive studio renovation and refurbishment plan in its Wal-Mart locations to improve studio layout and the customer studio reception area.

     - Maintain a Disciplined Studio Growth Initiative. The Company intends to expand its permanent studio portfolio by (i) placing studios in higher volume domestic Wal-Mart and Kmart locations (during the 1998 fiscal year, PCA plans to open approximately 70 net new studios); (ii) targeting locations served by existing high volume non-digital traveling studios for transition to a permanent integrated digital studio format (PCA has proposed approximately 270 Wal-Mart locations for this transition); (iii) opening new studios as Wal-Mart expands internationally (during the 1998 fiscal year PCA plans to open 25 new international studios); and (iv) expanding strategically into new distribution channels on an opportunistic basis.

     - Exploit Sales and Marketing Opportunities. The Company has implemented several initiatives in order to improve in-store awareness at Kmart and Wal-Mart studios and to generate repeat business, including: (i) using the Company's proprietary customer database for occasion-related portrait events and other promotions to generate repeat business; (ii) providing more comfortable and child-friendly studios; (iii) launching cross-promotional campaigns with companies such as McDonald's Corporation, Walt Disney Co., Nabisco, Inc., SmithKline Beecham Consumer Healthcare L.P. and Kimberly Clark Corporation; and (iv) developing in-store merchandising programs with child-oriented departments.

     - Build Strategic Alliances and Enhance Customer Value. PCA is working with major software vendors in an effort to provide customers with the ability to manipulate the digital photographic images captured at a PCA digital studio. With numerous professionally-designed templates to choose from, this software would allow PCA customers to create customized screen savers, calendars, family trees, holiday and birthday cards and other computer-enhanced products.

TECHNOLOGY

     Management has found that its integrated digital imaging system has been an invaluable competitive advantage in each channel it has entered. In order to appreciate the strengths of PCA's integrated digital imaging operations, it is important to distinguish PCA's operations from non-digital portrait photography operations.

     Non-digital Portrait Photography Operations. Traditionally, customers were attracted to permanent and traveling studios through advance advertising of a specially-priced promotional offer of an assortment of color portraits. In addition to such specially-priced offers, additional assortments of color portraits were made available at regular prices. Most of the profits were generated from the sale of these regularly-priced portraits. During the portrait session, the photographer took several exposures of the subject varying the pose and background. Upon completion of the photography session, customers paid appropriate sitting fees and returned three weeks later to view, for the first time, finished portraits. Following a photography session, film was sent to a portrait processing facility where it was developed, edited and processed. During the editing process, company personnel viewed all frames from a customer's session and selected the sizes and quantities of portraits to be processed for each pose. This "speculation" production method involved printing a large quantity of finished portraits in advance of the customer making a purchase decision. The portrait packages, consisting of the specially-priced promotional offer and additional assortments determined by company personnel, were returned to the host store for viewing and purchase by the customers; any portraits not purchased were discarded as waste. The customer did not have the luxury of ordering additional portraits of their favorite poses therefore limiting the company's average sale potential to the amount of product produced. Since fully implementing its integrated digital imaging system in 1994, this "speculation" process no longer exists in PCA's domestic permanent studios.

     PCA's Integrated Digital Imaging System. The integrated digital imaging system, installed in all of PCA's domestic permanent studios, has resulted in two primary advantages over non-digital portrait photography operations: increased average sales per customer and lower production costs. Higher average sales per customer are due to the digital studios offering a superior portrait photography experience coupled with a more effective, customer-friendly selling process. During the digital portrait photography session, customers preview and approve each photographic image on a color monitor thereby "buying into" the quality of each pose and expression. Following photography and during the same session, only selected and approved poses are transmitted to a digital sales system with proprietary software designed to step customers through the sales process. The integrated digital sales system enables customers to view all poses and customize a portrait collection. Customers choose the exact poses to be produced in the specific portrait sizes and quantities desired which has led to higher customer satisfaction and higher sales averages. Furthermore, the integrated digital sales system has strengthened the Company's field organization by guiding a consistent sales approach.

     Beginning in the second half of 1994, PCA began to realize production cost savings (paper, chemicals, etc.) because portraits were printed based on specific customer orders, rather than on speculation, thus eliminating the cost associated with unsold portraits. After PCA's acquisition of ASI on January 27, 1997, PCA began the process of integrating ASI's operations, converting approximately 600 of ASI's permanent non-digital studios to PCA's integrated digital system and making modifications to approximately 250 of ASI's permanent digital studios and processing center (which, unlike PCA's digital studios and processing center, did not use an integrated system). By July 1997, all of the former domestic ASI permanent locations had been upgraded to PCA's integrated digital imaging technology. Management believes that the conversion of ASI's studios has been largely responsible for the $15 increase in revenue per customer at the former ASI locations since January 27, 1997. The conversion of ASI's permanent locations is now complete, but the Company is also proposing to convert approximately 270 additional Wal-Mart locations that are currently served by traveling studios (which use non-digital technology) to permanent integrated digital studios.

     PCA's Integrated Digital System Compared to Competitors' Digital
Systems. The Company's in-house technology and manufacturing group has designed, developed and manufactured the industry's only proprietary integrated digital imaging system. The Company's system automates and links the photography and image selection process with the immediate sale of custom portrait packages and integrates its studios with its portrait processing and production systems. This proprietary system has three principal advantages over the vendor-supplied systems of its competitors who use digital technology. First, PCA's proprietary system was designed from its inception to integrate package selection, order creation, film processing, editing, printing and order fulfillment as seamlessly as possible, increasing efficiency and synergies among the various system components. Second, the system design enables PCA to incorporate "off-the-shelf" components (such as in-studio computers, video cameras and laser printers), all of which can be purchased from more than one source, modified (if necessary) and integrated into the system. The ability to purchase from more than one source reduces the Company's capital expenditure requirements and resulting depreciation because it allows the Company to "mix and match," using the components that can be purchased most cost-effectively, rather than having to purchase the components selected and priced by a vendor of digital imaging systems. Third, the proprietary integrated digital system can be expanded, modified and upgraded on a world-wide basis by PCA's own technology and manufacturing group, allowing PCA to avoid depending on the availability or willingness of an outside vendor to develop software upgrades or to perform installations and modifications, thus maximizing flexibility and minimizing system support costs and associated down-time.

THE STUDIO EXPERIENCE

     Overview. In the digital studio, a computerized video camera, mounted on the stationary portrait camera, captures images of the live subject being photographed for review on a color monitor. When a photograph is taken, the image is frozen on the screen. Should a pose be unsatisfactory to the customer (as is often the case with pre-school children) the photograph is re-taken. Beyond the pose for the advertised portrait collection, up to six additional poses are taken for the optional portrait collection. When the photography session ends, the sales presentation begins. The digital photographic images are sent to another computer in an adjacent room. There, the photographer/salesperson presents the photographic images on the sales computer screen and, prompted by a sales program designed by PCA's research and development staff, explains the portrait packages available. The customer chooses the poses, the sizes and quantities, as the package price is re-calculated and appears on the screen when each choice is made. The receipt is a laser print-out of the order, with the poses displayed. The customer either pays in full or makes a deposit and returns in two to three weeks to pick up the finished portraits. This is in sharp contrast to the non-digital system, under which the customer returns two to three weeks later to see the portraits for the first time with only limited selections of product to purchase.

     Permanent Studios. The typical permanent studio occupies 250 square feet and consists of a camera room, a portrait viewing and sales area, and a reception area with point-of-sale computer. Generally, the permanent studio is staffed by one to three employees who perform both the photography and sales functions. Except for extended hours during certain holiday seasons, the majority of PCA's portrait studios are open from 10:00 a.m. to 7:00 p.m. either five or seven days a week.

     Traveling Studios. Non-digital traveling studios operate in designated Wal-Mart stores at regularly scheduled intervals throughout the year. A traveling studio is operated for a period of approximately five days every seven to ten weeks in a host Wal-Mart store designated for traveling studio operations. The Company begins a traveling studio promotion by advertising a promotional offer of an assortment of color portraits at a special price several days prior to the scheduled arrival of the photographer at a host store. The traveling studio occupies approximately 100 square feet and consists of a table, camera, lights, and portable backdrops. Approximately three weeks after the photographs are taken, a sales associate sets up a temporary sales area in the host store and for one to five days assists the customers in selecting portraits for purchase. In traveling studios servicing Wal-Mart locations, customer volume per day is typically higher while purchase averages are generally lower than in permanent studios because of the non-digital technology used in traveling studios. During fiscal year 1997, PCA's Wal-Mart traveling studios serviced an average of 161 locations per week (a "promotion").

     PCA photographs a greater number of customers per location at permanent studios than through traveling studios since permanent studios are operated five to seven days per week, 52 weeks per year, while traveling studios typically service a store for only five days for a limited number of weeks per year. Additionally, since traveling studios do not employ the Company's integrated digital technology, the average customer purchase in a permanent studio is significantly higher than the average purchase in a traveling studio.

MARKET OVERVIEW

     The Company operates within the professional portrait photography industry, specializing in pre-school children's portraits offered through permanent and traveling studios and adult and family portraits provided through traveling studios in churches and other institutions.

     According to the Photofinishing News 1997 Report, as of the end of 1996, the domestic professional portrait photography market was estimated to be $5.6 billion, and the domestic pre-school segment represented 20% ($1.1 billion) of this market. The primary segments within the professional portrait photography market are newborn infants, pre-school children, school age children, adults, passport, and groups of all sorts including family, church and business.

     The following chart summarizes, as of the end of 1996, the major segments (greater than 5%) that comprised the $5.6 billion domestic professional portrait photography market:

               DOMESTIC PROFESSIONAL PORTRAIT PHOTOGRAPHY MARKET
                             (DOLLARS IN MILLIONS)

                                 ['PIE CHART']
---------------
Source: Photofinishing News 1997 Report

     PCA is one of the largest participants in the pre-school market segment (children under six years old). According to the National Center for Health Statistics, births are projected to remain above 3.9 million annually until the year 2000 (the end of the projected period) supporting a stable market over the next several years. Moreover, the population of grandparents, the most common recipients of photos, is growing as Americans live longer.

DISTRIBUTION CHANNELS

     Recent Trends & Opportunities. Management believes that the following recent trends and opportunities within the Company's distribution channels are important factors in its future prospects:

     - Discount Retail Host Growth. PCA benefits from the high growth rates of its retail hosts, Wal-Mart and Kmart, versus the host stores of its competitors. According to Wal-Mart and Kmart's annual reports and the Department of Commerce, between 1990 and 1997, Wal-Mart and Kmart's combined revenues increased at a CAGR of 13%, exceeding the CAGRs of 10% for the U.S. discount retail sector and 5% for the entire U.S. retail sector over the same period.

     - Host Retailer Penetration. While permanent studio revenues in the discount retail channel (which PCA dominates through its hosts, Kmart and Wal-Mart) have grown rapidly since 1990, management believes that the Company is underpenetrated relative to its competitors. Because the discount retail channel is the largest and fastest-growing in the retail industry, PCA management views the

       Company's relatively low penetration as a substantial growth opportunity. To this end, PCA management has implemented a growth strategy to continue increasing its penetration in two ways: (i) grow same-studio sales by continuing to increase the average revenues per customer through increased employee sales training and in-store advertising; and (ii) continue to penetrate Wal-Mart locations (the proportion of locations served by a PCA permanent studio) by opening additional permanent studios in existing domestic stores currently served by PCA traveling studios and in both domestic and international newly-built stores.

     U.S. Discount Retail Channel Operations -- Wal-Mart and Kmart. The Company operates portrait studios in discount stores in all 50 states, principally servicing the pre-school portrait market. PCA's portrait studio operations contributed 92.0% of the Company's sales in fiscal year 1997, 87.2% in 1996, and 90.2% in 1995. At the end of fiscal 1997, the Company operated 1,953 permanent portrait studios in the United States. The Company seeks to maintain an advertising presence throughout the year in all geographic markets where the Company operates permanent studios by advertising under the name of its retail partners. Customers are attracted to the studio through a variety of advertising methods including in-store point-of-sale merchandising, television and newspaper advertising, and direct mail to current and prospective customers.

     In fiscal 1997, PCA became the nationwide portrait studio operator for Wal-Mart, building on a 15-year partnership established by ASI. As of May 3, 1998, the Company operated approximately 1,000 permanent studios in U.S. Wal-Mart stores and supercenters. The Company also services approximately 1,400 Wal-Mart stores in the United States approximately six times a year with non-digital traveling studios. The Company currently plans to open approximately 70 net new permanent studios domestically in 1998. The Company assumed ASI's license agreement with Wal-Mart when it acquired ASI on January 27, 1997. The license agreement with Wal-Mart may be terminated by either party at any time.

     Between January 26, 1997 and the end of the 1997 fiscal year, the Company acquired ASI (adding 832 U.S. permanent studios in Wal-Mart stores), opened 150 new U.S. permanent studios and closed 401 underperforming permanent studios, resulting in a net increase of 581 U.S. permanent studios. (As described more fully in "Management's Discussion and Analysis of Financial Conditions and Results of Operations," PCA's fiscal 1996 financial results do not reflect the operating results of ASI; however, studio counts at the end of 1996 do reflect the combined companies.) The Company also discontinued ASI's fashion photography services in Wal-Mart as well as PCA's pilot pet portraiture program in PETsMART. The Company utilized the assets from the discontinued services, including digital photography equipment, to upgrade former ASI Wal-Mart non-digital studios to PCA's integrated digital system and to upgrade certain existing Kmart locations.

     The Company has maintained a continuous business relationship with Kmart since 1967. The Company is party to a license agreement with Kmart that allows the Company to operate its permanent studios in U.S. Kmart stores under the Kmart name in exchange for a commission from the Company based on a percentage of sales from the permanent studio in each store. The license agreement expires May 9, 2001, and may be terminated by either party at any time before May 9, 2001 upon 180-days' notice.

     In the fiscal year ended February 1, 1998, the Company eliminated certain underperforming businesses to concentrate on its portrait studio operations. The Company discontinued ASI's fashion photography services in Wal-Mart as well as PCA's pilot pet portraiture program in PETsMART. PCA also closed 401 underperforming portrait studios in Kmart stores. The Company utilized the assets from these discontinued services and closed locations, including digital photography equipment, to upgrade former ASI Wal-Mart non-digital studios to PCA's integrated digital system and to upgrade certain existing Kmart locations. In the ordinary course of business, the Company continues to evaluate its asset utilization on a store-by-store basis and may open new studios or close underperforming studios.

     In April 1998, Kmart notified the Company that it would close 75 studios in which PCA is currently operating and would allow alternative portrait studio operators to service such locations. While Kmart has stated to management that it plans no further terminations in 1998, there can be no assurance that Kmart will not close additional PCA studio locations in the future or that it will retain PCA as its primary supplier of portrait photography services indefinitely. Under the terms of the licensing agreement between Kmart and

PCA, PCA is required to exit these 75 studios within six months of notification, or around November 1, 1998. Kmart will also pay PCA a termination fee of approximately $500,000, representing PCA's unamortized investment in leasehold improvements made in these specific 75 studios. These 75 studios generated approximately $8.0 million in sales (approximately 8.2% of total sales in PCA Kmart studios) and approximately $1.7 million in income from operations before interest and taxes in fiscal 1997.

     The loss of the license to do business in U.S. Kmart stores or U.S. Wal-Mart stores, or the closing of a significant number of U.S. Kmart studios or U.S. Wal-Mart studios, without replacement, could have a material adverse effect on the Company. See "Risk Factors -- Risk of Loss of Kmart and Wal-Mart Licenses."

     U.S. Institutional Portrait Operations. The Company's institutional operations accounted for 3.1%, 4.7%, and 4.6% of sales in fiscal years 1997, 1996, and 1995, respectively. The Company contracts with institutions, primarily church congregations, to photograph and sell individual and family group portraits of congregation members. The Company does not pay commissions to the hosting institutions, but provides a free photo directory to all members who agree to be photographed. Approximately three weeks after the photography session, the finished portraits are sent to the church or directly to the consumer. During fiscal 1997, the Company operated approximately 31 portable camera units on average each week for institutional promotions. The Company does not expect the number of portable units in service to change significantly during 1998.

     International Portrait Operations. At the end of fiscal year 1997, the Company operated 122 portrait studios internationally in Wal-Mart stores, with 94 permanent studios in Canada, 26 in Mexico and two in Argentina. The Company's international studios contributed 4.3%, 4.4%, and 4.5% of sales for fiscal 1997, 1996, and 1995, respectively. International expansion added 38 new studios in 1997. Fiscal 1998 studio expansion plans include up to 25 new studios internationally.

     On February 9, 1996, the Company's Canadian subsidiary entered into a license agreement with Wal-Mart Canada, Inc. to operate portrait studios in Wal-Mart's stores in Canada. The license agreement expires on a store-by-store basis five years after a store opens and may be terminated by either party, on a store-by-store basis, if certain minimum sales results are not achieved.

     Over the last fiscal year, Wal-Mart has committed significant resources to acquiring and building discount stores outside the United States, including Cifra, S.A. a 400-store Mexican retail chain and Wertkauf, a 21-store German retailer.

COMPETITION

     The professional portrait photography industry, including both permanent and traveling studios, is highly competitive and fragmented. The companies in the industry compete on the basis of price, service, package size and technology. In addition, for companies (such as the Company, CPI and Lifetouch) located within retail hosts, the relative convenience of each company's retail host and consumer preferences for such retail hosts are important competitive factors. The major professional portrait studio companies, including CPI, Lifetouch and Olan Mills, operate permanent studios in retail chains and stand-alone locations. There are three primary channels in which companies compete: discount department stores, department stores, and stand-alone locations. The Company dominates the discount department store channel, with studios in both Wal-Mart and Kmart. PCA competes directly with the department store segment for customer sittings including CPI at Sears and Lifetouch at JC Penney. The independent channel (i.e., Olan Mills) targets the higher end of the market, including families. In addition, there are many unaffiliated competitors.

     The following table summarizes the major industry players and their respective distribution channels:

                                                                              PERM.       SALES(2)
COMPANY                                      CHANNEL         SITTINGS(1)    STUDIOS(2)     ($ MM)
-------                                  ----------------    -----------    ----------    --------
PCA(3).................................  Kmart/Wal-Mart      4.6 million      2,075         $234
CPI....................................  Sears               5.4 million      1,026         $304
Lifetouch(4)...........................  JC Penney/Target    2.9 million        560         $150
Olan Mills(5)..........................  Independent         7.0 million      1,005         $380

---------------
Sources: PCA, latest available CPI Annual Report and the Photofinishing News 1997 Report.
    (1) PCA data as of fiscal year end 1997. All other data as of year end 1996.
    (2) PCA and CPI data as of fiscal year end 1997. All other data as of year end 1996.
    (3) Includes Kmart and Wal-Mart Portrait Studios.
    (4) Excludes National School Studio, Senior Portrait and Yearbook divisions.

    (5) Does not include school division or UK operations.

SALES AND MARKETING

     PCA's marketing team consists of 13 marketing professionals. The group's responsibilities include the creation and cost effective production and placement of all in-store advertising, in-studio displays and general multi-media advertising. Strategic marketing, cross-promotion development and communication with host store management is conducted by two senior marketing directors, one dedicated to each of the Kmart and Wal-Mart channels. Daily working relationships with external advertising agencies and free-lance support are managed by two production coordinators that also have an exclusive host store focus. The other members of the group provide a broad support base for both Wal-Mart and Kmart distribution channels, including media planning and analysis, studio sales support and customer/market research. The group also manages the proprietary customer database that allows the Company to apply targeted advertising strategies.

     Customers are attracted to the studios through a variety of advertising methods including in-store, point-of-sale merchandising, television and newspaper advertising, direct mail to prior and prospective customers and in-store cross-promotional efforts. The Company seeks to maintain an advertising presence throughout the year in all geographic markets where it operates permanent studios. Additionally, as a Wal-Mart and Kmart licensee, the Company is able to place its media advertising under the Wal-Mart and Kmart name at rates that are lower than those it could independently obtain.

     Studio managers participate in a certification program that develops their technical skills and ensures consistent portrait quality. This program permits studio managers to progress from Portrait Specialist to Portrait Artist, finally earning the Master Photographer designation. The studio managers are given the skills, knowledge, and authority to respond to any customer concern with an immediate solution, including support by a toll-free customer service line. Production and headquarters personnel also participate in training specifically designed to enhance the customer's total portrait experience.

RESEARCH AND DEVELOPMENT

     Led by Eric H. Jeltrup, the technology and development group consists of 22 employees that design and develop equipment and processes that are employed in PCA's processing lab and field studios. The group is divided into three basic areas: electronic engineering, mechanical engineering, and computer systems/software. The group designs and develops equipment used in the integrated automated production facility. Additionally, the group provides programming support for a network of process control and data management computers. Mechanical and electronic engineers also develop cameras, lighting and other systems for field photographers.

     The Company's software engineers designed the Company's proprietary digital sales and point-of-sale systems. They provide system support for ongoing changes in portrait-offer configurations and marketing promotions and advance the Company's systems on a continual basis by enhancing system features and incorporating evolving computer technologies.

     In 1997, the Company initiated a two-year research grant with the Cornell University Program of Computer Graphics. This relationship is directed by PCA Board member Donald P. Greenberg, Ph.D., the Gould Schurman Professor of Computer Graphics at Cornell University. See "Management." The focus of the grant is to investigate evolving digital photography and computer technologies for commercial application and viability in the portrait studio industry. With the convergence of digital photographic imaging and advanced communications technologies, PCA continues to develop additional capabilities and innovative technology applications.

MANUFACTURING AND FACILITIES

     Over the last several years, PCA has made a substantial investment in its portrait photography manufacturing facilities in order to become what management believes to be one of the industry's lowest cost producers. The Company owns three facilities in the Charlotte, North Carolina, area. The primary facility serves as the Company's corporate headquarters, production facility, and warehouse and is approximately 166,000 square feet. The two other facilities were acquired through the ASI acquisition and include a 60,000 square foot processing and administrative facility and a 31,400 square foot distribution center.

     The PCA production facility handles approximately 85% of the Company's permanent studio film development (70% of total film development). The former ASI production facility is used for processing film from traveling studios and the remaining permanent studios. During the Christmas selling season, the busiest time during the year for the Company, PCA's manufacturing facilities operate at approximately 85% of capacity. Management believes its current manufacturing capacity is sufficient for the business going forward.

RAW MATERIALS AND SUPPLIERS

     The Agfa Division of Bayer Corporation is PCA's primary supplier of photographic film, paper, and processing chemicals. PCA renewed its supply contract with Agfa in August 1997 after receiving bids from other suppliers. PCA has not had significant difficulty obtaining its paper, film and portrait processing chemical supplies, and management considers the available alternative sources of such supplies to be adequate. Additionally, PCA has not found it necessary to carry significant amounts of inventory to ensure itself of a continuous allotment of raw materials.

     PCA builds its own cameras and has an adequate supply of cameras and camera components. The computer and video equipment used by PCA in its integrated digital imaging system consists of standard components that are readily available from multiple suppliers.

MARKET COVERAGE

     The Company has operations throughout the United States, with no single market representing more than 2.7% of sales and the Company's top 10 markets representing less than 21% of sales. A market is typically represented as a Designated Market Area (as defined by Nielsen Media Research, a division of the Dun & Bradstreet Corp., to be a rigidly defined geographical area used by Nielson to identify television stations that best reach an area and attract the most viewers).

SEASONALITY

     Because of the retail nature of its services and its locations in discount stores, the Company's business is very seasonal. The Christmas season accounts for a high percentage of the Company's sales and earnings, and the Company's fourth fiscal quarter (late October through late January) typically produces a large percentage of annual sales and annual earnings. The fourth fiscal quarters of 1997, 1996, and 1995, accounted for approximately 31.2%, 33.2%, and 32.2%, respectively, of sales, and 89.4%, 32.8%, and 64.2%, respectively, of earnings for those years. Fiscal 1997 fourth quarter earnings as a percentage of total earnings were out of proportion compared to prior years due to significant costs incurred for restructuring the Company's digital studio operations, which led to operating losses in the first half of the year. The 1996 fourth quarter earnings would have accounted for 69.5% of annual earnings before giving effect to the $3.6 million after-tax charge for studio closure costs.

GOVERNMENTAL REGULATIONS

     The Company is subject to various federal and state laws and regulations, including the Occupational Safety and Health Act and federal and state environmental laws. The Company is not aware of any material violation of such laws and regulations. Continued compliance is not expected to have a material effect upon capital expenditures, earnings, or the competitive position of the Company.

EMPLOYEES

     At February 1, 1998, the Company had approximately 5,735 full-time and part-time employees, none of which are now or ever have been represented by labor unions. The Company believes employee relations are good.

INTELLECTUAL PROPERTY

     The Company owns certain other patents, trademarks, and licenses that it does not believe are material to its business.

LEGAL PROCEEDINGS

     On April 22, 1998, the Company and the members of its Board of Directors were sued by Harbor Finance Partners, a shareholder of the Company, to enjoin the Recapitalization, or in the alternative, for damages. The lawsuit was filed in the Superior Court of Mecklenburg County, North Carolina. Harbor Finance Partners has alleged that the Company and its Directors breached their fiduciary duty to the shareholders in connection with the Recapitalization. The Company and the Directors have denied these allegations and have stated that they will defend the lawsuit vigorously. On May 26, 1998, the Company and the Directors moved to dismiss the lawsuit on the basis that Harbor Finance Partners had failed to state a claim for which relief can be granted. As of the date hereof, the Court had not set a hearing date for that motion to dismiss.

     The Company is party to various litigations which have arisen in the normal course of business. The Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on its financial condition or results of operations.

                       MANAGEMENT AND BOARD OF DIRECTORS
                                 OF THE COMPANY

MANAGEMENT

     The Company's senior management team has over 90 years of combined experience in the professional portrait photography industry.

                NAME                   AGE                POSITIONS AND OFFICES
                ----                   ---                ---------------------
John Grosso..........................  51     President, Chief Executive Officer, and
                                              Director
Eric H. Jeltrup......................  53     Executive Vice President and Chief Technical
                                              Officer
J. Robert Wren, Jr...................  51     Executive Vice President and General Counsel
Bruce A. Fisher......................  48     Senior Vice President and Chief Financial
                                              Officer and Secretary
R. Michael Spencer...................  50     Senior Vice President and Treasurer

     Mr. Grosso joined PCA in 1987 as President and Chief Executive Officer. Prior to joining PCA, Mr. Grosso was President and Chief Executive Officer of Nimslo International, Ltd., a company that provided professional portrait services to Sears in the Northeast United States. Mr. Grosso was Vice President of Worldwide Marketing for that company prior to becoming its President and CEO. Prior to working for Nimslo Corporation, Mr. Grosso worked for 10 years at Polaroid Corporation, and during his last 3 years at Polaroid was director of marketing for North American amateur photographic products. He is a 1969 graduate of George Washington University.

     Mr. Jeltrup is responsible for developing the Company's integrated digital imaging technology. He has been with the Company in various positions ranging from research and development to production and distribution since 1976. From 1972 to 1976, he managed several engineering projects for Sperry Microwave, a division of Sperry Rand, relating to airborne Doppler radar. From 1967 to 1972, Mr. Jeltrup held various positions in radar and telephone systems engineering while at General Precision, a division of Singer Kearfott. He received a Bachelor of Electrical Engineering from Rensselaer Polytechnic Institute in 1967 and a Masters of Electrical Engineering from the University of South Florida in 1975.

     Mr. Wren joined PCA in January 1997 with PCA's acquisition of ASI as Executive Vice President and General Counsel. Prior to that, and since 1995, Mr. Wren served as Director and Chief Executive Officer of ASI. From 1993 to 1995, Mr. Wren served as Director, Executive Vice President and General Counsel of ASI. From 1980 to 1992, Mr. Wren worked as a partner and associate at various law firms focusing on corporate law, mergers and acquisitions, tax and real estate. From 1974 to 1979, Mr. Wren was an associate, partner and Director of Tax with Cherry, Bekaert and Holland, a regional firm of certified public accountants. Mr. Wren is a 1969 graduate of Wake Forest University. He received his J.D., with honors, in 1972 from George Washington University Law School, and a Masters in Business Administration in 1973 from the University of Pennsylvania, Wharton Graduate School of Business.

     Mr. Fisher has been with the Company in various positions in accounting and finance since 1977. He was promoted to Chief Financial Officer and Secretary in 1994. From 1973 to 1977, Mr. Fisher worked as a financial analyst with Korf Industries and Midrex Corporation. In 1973, he graduated from the University of Toledo with a degree in finance.

     Mr. Spencer has been with PCA in various positions in accounting and finance since 1973. He was promoted to Senior Vice President and Treasurer in 1994. Mr. Spencer worked with Haskins & Sells (currently Deloitte & Touche) in Greensboro, NC, from 1970 to 1973 as a senior assistant accountant. He received his Accounting degree from Wake Forest University in 1970 and his CPA license in 1972 from the State of North Carolina.

BOARD OF DIRECTORS

     The following table sets forth information with respect to each person who is expected to serve as a Director of the Company following the Recapitalization.

NAME                                                          AGE         AFFILIATION
----                                                          ---         -----------
Thomas A. Berglund..........................................  38     Jupiter
Terry J. Blumer.............................................  39     Jupiter
Donald P. Greenberg, Ph.D...................................  64     Cornell University
John Grosso.................................................  51     PCA
Bridgette P. Heller.........................................  36     Kraft Foods
John F. Klein...............................................  35     Jupiter
Joseph H. Reich.............................................  63     Centennial Associates
Eric F. Scheuermann.........................................  32     Jupiter
John A. Sprague.............................................  45     Jupiter

     Thomas A. Berglund is a Principal of Jupiter and has been associated with the firm since 1994. Prior to that time he served for three years with the Invus Group, a privately funded buy-out group.

     Terry J. Blumer co-founded Jupiter Partners L.P. in 1994. Prior to that time he was associated with Goldman, Sachs & Co. for over eight years, most recently as an Executive Director.

     Donald P. Greenberg, Ph.D. has been a member of the faculty of Cornell University since 1968 and Director, Program of Computer Graphics, Cornell University, since 1973. He is the Founding Director of the National Science and Technology Center for Computer Graphics and Scientific Visualization. He has served as a director of Data Broadcasting Corporation since 1995 and Chyron Corporation since 1996. He has been a director of the Company since 1996.

     John Grosso has been President, Chief Executive Officer and a director of the Company since 1987.

     Bridgette P. Heller has been General Manager GEVALIA Kaffe, a division of Kraft Foods, since 1996. She has held various positions with Kraft Foods since 1986. She has been a director of the Company since March 4, 1998.

     John F. Klein is a Principal of Jupiter and has been associated with the firm since 1995. Prior to that time he served for three years as a consultant with Bain & Company, a management consulting firm.

     Joseph H. Reich has been the Managing Partner of Centennial Associates, L.P. an investment firm, since April 1989. He has been a director of the Company since 1987.

     Eric F. Scheuermann is an Associate of Jupiter and joined the firm in March, 1998. Prior to joining Jupiter, he served for three years with McKinsey & Company, a management consulting firm, and as an associate with Latham & Watkins, a law firm.

     John A. Sprague co-founded Jupiter Partners L.P. in 1994. Prior to that time he was associated with Forstmann Little & Co. for eleven years, most recently as a partner. He is a director of Heartland Wireless Communications, Inc. and Harmon Industries, Inc.

EXECUTIVE COMPENSATION

     The following sets forth certain compensation information with regard to the Company's chief executive officer and each of the next four most highly compensated executive officers (together with the chief executive officer, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                           ANNUAL COMPENSATION         ------------
                                       ----------------------------     SECURITIES      ALL OTHER
                                       FISCAL    SALARY      BONUS      UNDERLYING     COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR       ($)        ($)       OPTIONS(#)        ($)(1)
     ---------------------------       ------    -------    -------    ------------    ------------
John Grosso..........................   1997     254,100     38,115            0          6,560
  President                             1996     248,325    120,000       50,000          2,193
  Chief Executive Officer               1995     228,881     68,664            0          7,566
J. Robert Wren, Jr. .................   1997     250,000     31,250(2)         0          6,560
  Executive Vice President              1996           0          0(3)         0(3)           0
  General Counsel                       1995           0          0            0              0
Eric H. Jeltrup......................   1997     210,271     26,284            0          6,560
  Executive Vice President              1996     194,987     41,248            0          2,193
  Chief Technical Officer               1995     186,500     55,950       25,000          7,566
Bruce A. Fisher......................   1997     155,250     15,525            0          6,413
  Senior Vice President                 1996     153,938     43,090            0          2,193
  Chief Financial Officer               1995     148,750     44,625            0          7,532
R. Michael Spencer...................   1997     144,900     14,490            0          5,985
  Senior Vice President                 1996     143,675     31,551            0          2,110
  Treasurer                             1995     138,638     27,728            0          7,021

---------------
(1) Company's portion of Profit Sharing Plan contribution.

(2) The Company paid Mr. Wren $539,000 to terminate an employment and noncompete agreement between Mr. Wren and ASI and $168,750 to purchase Mr. Wren's ASI stock options.

(3) $75,000 was paid to Mr. Wren for services rendered to ASI and he received a grant of options to purchase 150,000 shares of Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                              NUMBER OF       PERCENT OF     EXERCISE OR                     STOCK PRICE
                             SECURITIES      TOTAL OPTIONS      BASE                      APPRECIATION FOR
                             UNDERLYING       GRANTED IN        SHARE                      OPTION TERM(2)
                           OPTIONS GRANTED      FISCAL          PRICE      EXPIRATION   ---------------------
          NAME                   (#)            YEAR(1)       ($/SHARE)       DATE         5%          10%
          ----             ---------------   -------------   -----------   ----------   ---------   ---------
John Grosso..............      50,000             72.5%         16.25        3/5/02     $203,125    $406,250
J. Robert Wren, Jr. .....           0               --             --            --           --          --
Eric H. Jeltrup..........           0               --             --            --           --          --
Bruce A. Fisher..........           0               --             --            --           --          --
R. Michael Spencer.......           0               --             --            --           --          --

---------------
(1) The options vested on April 9, 1998.

(2) These values are hypothetical; there is no assurance that the Common Stock will achieve these rates of appreciation.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth certain information with respect to options exercised in fiscal 1997 by the Named Executive Officers and remaining options held at the end of fiscal 1997:

                                                                                                VALUE OF
                                                              NUMBER OF SECURITIES             UNEXERCISED
                                                                   UNDERLYING                 IN-THE-MONEY
                                     SHARES                    UNEXERCISED OPTIONS           OPTIONS HELD AT
                                    ACQUIRED      VALUE      HELD AT FISCAL YEAR END         FISCAL YEAR END
                                   ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              NAME                     (#)         ($)                 (#)                         ($)
              ----                 -----------   --------   -------------------------   -------------------------
John Grosso......................         0            0         144,500/65,000             1,851,625/488,750
J. Robert Wren, Jr. .............         0            0          50,000/100,000              256,500/513,000
Eric H. Jeltrup..................         0            0          80,000/25,000             1,349,500/294,250
Bruce A. Fisher..................    10,000       88,750          23,000/7,000                262,250/87,750
R. Michael Spencer...............    15,000      310,925          27,000/3,000                263,250/36,750

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Mr. Fisher participated in deliberations of the Board of Directors regarding the general merits of the Company's management stock option plan. During fiscal 1997, no other executive officers of the Company participated in the deliberations of the Board of Directors regarding executive compensation.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     Mr. Grosso entered into an employment agreement with the Company in June 1997. The employment agreement provides for a base salary of $254,100 initially, an increase to $304,000 as of June 9, 1998 and periodic reviews by, and adjustments in the discretion of, the Board of Directors. The employment agreement also allows Mr. Grosso to participate in any management bonus program and earn up to 60% of his base salary for the year pursuant to such programs. The employment agreement is terminable with or without cause by the Company and at will by Mr. Grosso following a change in control (as defined therein). Severance benefits payable to Mr. Grosso in the event the Company terminates his employment without cause or in the event of his death or disability consist of a cash payment of 48 times his average monthly compensation received during the preceding five-year period and the immediate vesting of all options previously granted to Mr. Grosso. The amount Mr. Grosso is to receive in the event he terminates his employment following a change of control of the Company consists of a cash payment equal to 35.99 times his average monthly compensation received during the preceding five-year period and the immediate vesting of all options previously granted to Mr. Grosso. Mr. Grosso has agreed not to compete with the Company for a period of two years after termination of his employment for any reason. Mr. Grosso has indicated that he will terminate his employment agreement as of the date of the Recapitalization Closing and the Company will pay him approximately $951,000 pursuant to the terms of the agreement. Mr. Grosso will enter into a new employment agreement with the Company at the Recapitalization Closing with terms substantially identical to those of his current employment agreement except that it will not include a "change of control" provision and will provide for an increase in annual salary from $304,000 to $350,000 as well as participation in the New Option Plan (as defined herein), with maximum aggregate awards thereunder of 2.5% of the outstanding shares of Common Stock calculated as of the date of the Recapitalization Closing. See "-- New Management Stock Option Plan."

     Mr. Jeltrup entered into an employment agreement with the Company in June 1997. The employment agreement provides for a base salary of $220,000 initially and periodic reviews by, and adjustments in the discretion of, the Board of Directors. The employment agreement also allows Mr. Jeltrup to participate in any management bonus program and earn up to 50% of his base salary for the year pursuant to such programs. The employment agreement is terminable with or without cause by the Company. Severance benefits payable to Mr. Jeltrup in the event the Company terminates his employment without cause or in the event of his death or disability consist of a cash payment of 36 times his average monthly compensation received during the preceding five-year period and the immediate vesting of all options previously granted to Mr. Jeltrup. Mr. Jeltrup has agreed not to compete with the Company for a period of two years after termination of his employment for any reason. Mr. Jeltrup will enter into an amendment to this employment agreement with the Company as of the date of the Recapitalization Closing providing for a base annual salary increase from $220,000 to $250,000 and participation in the New Option Plan, with maximum aggregate awards thereunder of 1.0% of the outstanding shares of Common Stock calculated as of the date of the Recapitalization Closing. See "-- New Management Stock Option Plan."

     Mr. Fisher entered into an employment agreement with the Company in June 1997. The employment agreement provides for a base salary of $155,250 initially and periodic reviews by, and adjustments in the discretion of, the Board of Directors. The employment agreement also allows Mr. Fisher to participate in any management bonus program and earn up to 40% of his base salary for the year pursuant to such programs. The employment agreement is terminable with or without cause by the Company. Severance benefits payable to Mr. Fisher in the event the Company terminates his employment without cause or in the event of his death or disability consist of a cash payment of 36 times his average monthly compensation received during the preceding five-year period and the immediate vesting of all options previously granted to Mr. Fisher. Mr. Fisher has agreed not to compete with the Company for a period of two years after termination of his employment for any reason. Mr. Fisher will enter into an amendment to this employment agreement as of the date of the Recapitalization Closing providing for a base annual salary increase from $155,250 to $200,000 and participation in the New Option Plan, with maximum aggregate awards thereunder of 0.6% of the outstanding shares of Common Stock calculated as of the date of the Recapitalization Closing. See "-- New Management Stock Option Plan."

     Mr. Wren entered into an employment agreement with the Company effective as of January 28, 1997 for a non-renewable term of three years. The employment agreement provides for a base salary of $250,000. Severance payable to Mr. Wren in the event the Company terminates his employment without cause equals (i) 100% of his base salary for the balance of the term (if his employment is terminated during the first twelve months of the term), or (ii) 200% of his base salary (if his employment is terminated after the first twelve months of the term). In the event the Company does not offer employment to Mr. Wren at the end of the term or thereafter upon the same or better terms, Mr. Wren will be paid a lump-sum severance benefit equal to 100% of his base salary. Mr. Wren may terminate his employment with the Company at any time after the first twelve months of the term, in which case the severance payable to Mr. Wren will equal (i) 200% of his base salary payable in equal monthly installments (if he terminates during the second twelve months of the term), (ii) 100% of his base salary payable in equal monthly installments (if he terminates during the third twelve months) or (iii) 100% of his base salary payable in equal monthly installments (if he terminates at any time after the three-year period). In the event of a termination for cause, Mr. Wren will have no further rights to compensation and vested stock option grants or other benefits except for those benefits existing under the Consolidated Omnibus Budget Reconciliation Act. Mr. Wren has agreed not to compete with the Company during the term and for a period of two years thereafter.

NEW MANAGEMENT STOCK OPTION PLAN

     After the Recapitalization Closing, the Company intends to adopt the PCA International, Inc. Stock Option Plan (the "New Option Plan"). The purpose of the New Option Plan is to provide for certain officers, directors and key personnel of the Company and certain of its affiliates an equity-based incentive to maintain and to enhance the performance and profitability of the Company.

     The New Option Plan authorizes the grant to participants of options to purchase shares of Common Stock equal to an aggregate of 12.5% of the outstanding Common Stock calculated as of the date of the Recapitalization Closing, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of changes in capitalization of the Company.

     Subject to the provisions of the New Option Plan, the option committee (the "Committee") appointed by the Board of Directors, or any person or persons designated by the Committee, will have sole and complete authority to determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price therefor and the conditions and limitations applicable to the exercise thereof. As provided in each stock option agreement and in the New Option Plan, options become exercisable either over time ("Time Options") or after the Company achieves the Minimum EBITDA Target (as defined in the New Option Plan) ("Performance Options"). Except to the extent otherwise provided in the applicable stock option agreement, each Time Option will become exercisable with respect to 20% of the shares of Common Stock subject thereto on each of the first, second, third and fourth anniversaries of the date of grant if the grantee is still employed by the Company on each relevant date, and each Time Option will become 100% exercisable on the fifth anniversary of the date of grant if the grantee is still employed by the Company at such date. The extent to which Performance Options granted under this Plan will become exercisable will be conditioned upon the attainment of the Minimum EBITDA Target in the relevant calculation period and will increase as EBITDA exceeds such Minimum EBITDA Target (up to a predetermined maximum). A Performance Option may be exercised only with respect to the applicable portion of the number of shares covered by such Performance Option and, upon exercise, will expire and be canceled with respect to any shares in excess thereof.

     As of the date of a Change of Control (as defined in the New Option Plan), any unexercisable portion of any option granted under the New Option Plan will be deemed exercisable immediately prior to such Change of Control, and any previously unexercisable portion of any option not exercised prior to such Change of Control will be canceled.

COMPENSATION OF DIRECTORS

     During fiscal 1997, non-employee directors received an annual retainer of $12,000, and the Chairman received an annual retainer of $52,000. Directors serving on a committee received an additional $1,000, and committee chairs received an additional $1,500 for such service. Directors were permitted to receive options to purchase Common Stock at an exercise price equal to the then-current market price of the Common Stock, in lieu of cash compensation. All reasonable expenses incurred by the Directors in connection with their service on the Board of Directors were reimbursed. After the Recapitalization Closing, Directors appointed by Jupiter will not receive any compensation but will receive reimbursement for expenses.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of the date hereof, certain information regarding the beneficial ownership of the Common Stock (i) by each person who will own more than 5% of the outstanding shares of Common Stock, (ii) by each of the Named Executive Officers and Directors and (iii) by all such Directors and Named Executive Officers as a group, in each case, estimated on a pro forma basis, giving effect to the Transactions:

                                                       AMOUNT AND NATURE OF
NAME AND ADDRESS(1)                                         BENEFICIAL               PERCENT
OF BENEFICIAL OWNER(S)                                   OWNERSHIP(2)(3)           OF CLASS(4)
----------------------                                 --------------------        -----------
Jupiter.............................................  1,905,660 to 1,992,452      80.2% to 83.8%
Terry J. Blumer.....................................  1,905,660 to 1,992,452(5)   80.2% to 83.8%
Thomas A. Berglund..................................            --                      --
Donald P. Greenberg, Ph.D...........................           (6)                     (6)
John Grosso.........................................        80,475(7)                  3.4%
Bridgette P. Heller.................................            --                      --
John F. Klein.......................................            --                      --
Joseph H. Reich.....................................           (8)                     (8)
Eric F. Scheuermann.................................            --                      --
John A. Sprague.....................................  1,905,660 to 1,992,452(5)   80.2% to 83.8%
Bruce A. Fisher.....................................        14,151(9)                   *
Eric H. Jeltrup.....................................        38,681(10)                 1.6%
R. Michael Spencer..................................        6,614(11)                   *
J. Robert Wren......................................        7,027(12)                   *
All Executive Officers and Directors as a group.....           (13)                    (13)

---------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) The address for Jupiter and Messrs. Berglund, Blumer, Klein, Scheuermann and Sprague is 30 Rockefeller Plaza, Suite 4525, New York, New York 10112. The address for Messrs. Grosso, Fisher, Jeltrup, Spencer and Wren is 815 Matthews-Mint Hill Road, Matthews, NC 28105. The address for Dr. Greenberg is 109 Highgate Place, Ithaca, NY 14850. The address for Ms. Heller is 555 South Broadway TBI-3, Tarrytown, NY 10591. The address for Mr. Reich is 900 Third Avenue, Suite 1801, New York, NY 10022.

(2) Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership of a security consists of sole or shared voting power (including power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. All shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days after the date hereof are deemed to be beneficially owned by the holders thereof. For the purpose of calculating each holder's percentage of the class, no shares subject to such options are deemed to be outstanding other than shares subject to options held by such holder.

(3) Post-Recapitalization holdings for each of the Named Executive Officers are estimated, based on the assumptions that: (i) the Named Executive Officers will roll over, in the aggregate, approximately $3,625,000 of equity interests in the Company, consisting of a combination of shares of Common Stock and options to purchase Common Stock; (ii) on the date of the Recapitalization Closing, the Named Executive Officers will roll over options to purchase Common Stock which will have an exercise price of $8.00; and (iii) members of management other than the Named Executive Officers will roll over, in the aggregate, approximately $1,375,000 of equity interests in the Company, consisting entirely of options to purchase 74,324 shares of Common Stock. All such estimated amounts are subject to change at the Recapitalization Closing.

  (4) Assumes that 2,377,456 shares of Common Stock will remain outstanding after the Recapitalization.

  (5) Represents Common Stock owned by Jupiter. Messrs. Blumer and Sprague exercise investment and voting power over the shares owned by Jupiter. Each of Messrs. Blumer and Sprague disclaim beneficial ownership of all Common Stock owned by Jupiter, except to the extent of their respective ownership interests in Jupiter.

  (6) Dr. Greenberg held, as of March 31, 1998, 300 shares of Common Stock. The amount to be rolled-over by Dr. Greenberg will be determined at the Recapitalization Closing.

  (7) Assumes that Mr. Grosso will roll over a total of approximately $2,000,000 of equity interests in the Company, consisting of 63,900 shares of Common Stock and options to purchase 16,575 shares of Common Stock.

  (8) Mr. Reich held, as of March 31, 1998, 2,527,107 shares of Common Stock. The amount to be rolled-over by Mr. Reich will be determined at the Recapitalization Closing.

  (9) Assumes that Mr. Fisher will roll over 14,151 shares of Common Stock and will not roll over any options.

 (10) Assumes that Mr. Jeltrup will roll over a total of approximately $950,000 of equity interests in the Company, consisting of 29,300 shares of Common Stock and options to purchase 9,381 shares of Common Stock.

 (11) Assumes that Mr. Spencer will roll over a total of approximately $150,000 of equity interests in the Company, consisting of 3,454 shares of Common Stock and options to purchase 3,160 shares of Common Stock.

 (12) Assumes that Mr. Wren will roll over a total of approximately $150,000 of equity interests in the Company, consisting of 2,500 shares of Common Stock and options to purchase 4,527 shares of Common Stock.

 (13) To be determined at the Recapitalization Closing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The spouse of Mr. Wren (an officer of PCA) is a partner in the law firm of Kilpatrick Stockton LLP of Charlotte, North Carolina. The Company has engaged Kilpatrick Stockton LLP on various legal matters during the year.

     The Company has awarded a grant to the Cornell University Program of Computer Graphics to support digital photographic research principally related to retail portrait studio business. Dr. Greenberg (a Director of PCA) is the director of the Computer Graphics Department at Cornell University.

     The Company has employment, severance and stock option arrangements with certain members of its senior management. See "Management -- Employment and Severance Arrangements" and "-- New Management Stock Option Plan." In connection with the Recapitalization Closing, management will roll over options to purchase shares of Common Stock at $8.00 per share, the number of the options rolled-over to be based on the value of options held prior to the Recapitalization Closing.

     The Merger Agreement provides that the Company will pay Jupiter Partners LLC a transaction fee of approximately $2.76 million upon consummation of the Recapitalization. The fee equals one percent of the transaction size and is Jupiter Partners LLC's principal form of compensation for arranging the Recapitalization Financing.

                          DESCRIPTION OF BANK FACILITY

     On April 20, 1998, Jupiter received a commitment letter from NationsBank to provide the Bank Facility which is expected to be syndicated by NationsBanc Montgomery Securities LLC. The Bank Facility will consist of (i) a $25.0 million revolving credit facility which will include a $5.0 million sublimit for the issuance of standby and commercial letters of credit (the "Revolving Credit Facility"), (ii) a $45.0 million term loan facility (the "Tranche A Term Loan Facility") and (iii) an $80.0 million term loan facility (the "Tranche B Term Loan Facility").

     The Revolving Credit Facility and Tranche A Term Loan Facility will bear interest at a rate per annum equal to, at the Company's option, either (i) the London interbank-offered rate, adjusted for reserves ("LIBOR"), plus 225 basis points, or (ii) the "Alternate Base Rate" (which is defined as the higher of (a) the NationsBank prime rate and (b) the Federal Funds rate plus 1/2%) plus 125 basis points. The Tranche B Term Loan Facility will bear interest at a rate equal to, at the Company's option, either (i) LIBOR plus 275 basis points, or
(ii) the Alternate Base Rate plus 175 basis points; provided, that each of the Revolving Credit Facility, the Tranche A Term Loan and the Tranche B Term Loan shall be subject to performance pricing adjustments downward based on the Company's Funded Debt to EBITDA ratio commencing twelve months after the consummation of the Recapitalization.

     The Bank Facility will be repayable according to a fixed amortization schedule and require prepayment in an amount equal to (a) 100% of the net cash proceeds of all asset sales by the Company or any subsidiary of the Company (including stock of subsidiaries), subject to de minimis baskets and reinvestment provisions to be agreed upon; (b) 50% of Excess Cash Flow pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt by the Company or any subsidiary (excluding certain permitted debt); and (d) 50% of the net cash proceeds from the issuance of equity by the Company or any subsidiary (excluding proceeds from the issuance of any equity to certain affiliates).

     The Tranche A Term Loan Facility will mature five years after the Closing and the Tranche B Term Loan Facility will mature seven years after the Closing. Commitments under the Revolving Credit Facility will terminate five years after the Closing.

     NationsBank, as agent on behalf of the lenders (the "Agent"), will receive a first priority perfected security interest in all of the capital stock of each of the direct and indirect domestic subsidiaries of the Company and 65% of the capital stock of each direct foreign subsidiary of the Company or any of its domestic subsidiaries, which capital stock shall not be subject to any other lien or encumbrance. The Agent will also receive a first priority perfected security interest in substantially all other assets and properties of the Company and its subsidiaries (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles).

     The Bank Facility will contain usual and customary covenants for similar financing transactions, including, without limitation, covenants on: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens;
(viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on Incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments and acquisitions; (xii) ERISA; (xiii) limitation on transactions with affiliates; and (xiv) limitation on capital expenditures.

     Pursuant to the terms of the Bank Facility, the Company will be in default upon certain events (such default events that are usual and customary for financing transactions of this type), including but not limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy or insolvency; (vi) material judgments; (vii) ERISA; (viii) actual or asserted invalidity of any loan documents or security interests; or (ix) Change in Control (such term, as well as other capitalized terms in this section which are not otherwise defined, will be defined in the documentation for the Bank Facility).

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company at May 3, 1998 and May 4, 1997, and for each of the three years in the period ended February 1, 1998, included herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing herein.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE NO.
FINANCIAL STATEMENTS:                                          --------
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets at February 1, 1998 and February
  2, 1997...................................................  F-3 - F-4
Consolidated Statements of Income for Fiscal Years Ended
  February 1, 1998; February 2, 1997; and January 28,
  1996......................................................     F-5
Consolidated Statements of Changes in Shareholders' Equity
  for Fiscal Years Ended February 1, 1998; February 2, 1997;
  and January 28, 1996......................................     F-6
Consolidated Statements of Cash Flows for Fiscal Years Ended
  February 1, 1998; February 2, 1997; and January 28,
  1996......................................................     F-7
Notes to Consolidated Financial Statements..................  F-8 - F-19
Consolidated Balance Sheets -- Unaudited May 3, 1998 and
  Audited February 1, 1998..................................     F-20
Unaudited Consolidated Statements of Income for the Three
  Months Ended May 3, 1998 and May 4, 1997..................     F-21
Unaudited Consolidated Statements of Changes in
  Shareholders' Equity for the Three Months Ended May 3,
  1998......................................................     F-22
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended May 3, 1998 and May 4, 1997............     F-23
Condensed Notes to Consolidated Financial Statements........     F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
PCA International, Inc.:

     We have audited the consolidated financial statements of PCA International, Inc. and subsidiaries as of February 1, 1998 and February 2, 1997 and for each of the years in the three-year period ended February 1, 1998, as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PCA International, Inc. and subsidiaries as of February 1, 1998 and February 2, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended February 1, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                               /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                                  KPMG PEAT MARWICK LLP

Charlotte, North Carolina
March 13, 1998

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              FEBRUARY 1,     FEBRUARY 2,
                                                                  1998            1997
                                                              ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 12,289,761    $  1,536,234
  Accounts receivable (net of allowance for doubtful
     accounts of $1,315,666 and $867,961):
     Due from licensor stores and customers.................     6,740,560       6,702,335
     Other, including employee advances.....................       763,925         602,349
  Inventories...............................................    10,078,719       9,814,682
  Deferred income taxes.....................................     5,827,324       6,853,985
  Prepaid expenses..........................................     1,043,708       1,490,918
                                                              ------------    ------------
          TOTAL CURRENT ASSETS..............................    36,743,997      27,000,503
PROPERTY:
  Land and improvements.....................................     2,305,293       2,443,939
  Building and improvements.................................    12,148,732      12,883,962
  Photographic and sales equipment..........................    57,713,911      61,902,588
  Photographic finishing equipment..........................    15,599,525      18,660,080
  Furniture and equipment...................................    13,872,058      14,188,792
  Transportation equipment..................................       292,593         477,073
  Leasehold improvements....................................    16,050,719      17,935,712
  Construction in progress..................................     1,429,621       1,120,788
                                                              ------------    ------------
          Total.............................................   119,412,452     129,612,934
  Less: Accumulated depreciation and amortization...........    64,488,965      71,348,374
                                                              ------------    ------------
  PROPERTY, NET.............................................    54,923,487      58,264,560
                                                              ------------    ------------
INTANGIBLE ASSETS...........................................    59,733,731      60,256,854
OTHER ASSETS................................................     1,899,611       1,139,305
                                                              ------------    ------------
          TOTAL ASSETS......................................  $153,300,826    $146,661,222
                                                              ============    ============

                See notes to consolidated financial statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              FEBRUARY 1,     FEBRUARY 2,
                                                                  1998            1997
                                                              ------------    ------------
CURRENT LIABILITIES:
  Current portion long-term debt............................  $  8,750,000    $         --
  Accounts payable-trade....................................    25,915,285      19,799,067
  Accrued insurance.........................................     4,085,191       2,705,199
  Accrued income taxes......................................     1,188,859       1,643,816
  Accrued compensation......................................     6,474,414       5,924,407
  Other accrued liabilities.................................    10,664,577      15,399,563
                                                              ------------    ------------
          TOTAL CURRENT LIABILITIES.........................    57,078,326      45,472,052
  LONG-TERM DEBT............................................    42,063,857      58,679,770
  DEFERRED INCOME TAXES.....................................     1,738,255              --
  OTHER LIABILITIES.........................................     7,730,964       8,868,660
COMMITMENTS AND CONTINGENCIES:
SHAREHOLDERS' EQUITY:
  Preferred stock, $10.00 par value (authorized -- 2,000,000
     shares; outstanding -- none)...........................            --              --
  Common stock, $0.20 par value (authorized -- 20,000,000
     shares; outstanding -- 7,901,579 and 7,607,129
     shares)................................................     1,580,316       1,521,426
  Additional paid-in capital................................     9,995,238       5,838,131
  Retained earnings.........................................    33,423,465      26,334,992
  Cumulative foreign currency translation adjustments.......      (309,595)        (53,809)
                                                              ------------    ------------
          TOTAL SHAREHOLDERS' EQUITY........................    44,689,424      33,640,740
                                                              ------------    ------------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY..........................................  $153,300,826    $146,661,222
                                                              ============    ============

                See notes to consolidated financial statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE FISCAL YEARS ENDED
                                                   --------------------------------------------
                                                   FEBRUARY 1,     FEBRUARY 2,     JANUARY 28,
                                                       1998            1997            1996
                                                   ------------    ------------    ------------
SALES............................................  $242,899,027    $156,099,050    $144,714,535
COSTS AND EXPENSES:
  Advertising and promotional costs..............    16,661,542      16,163,273      14,784,803
  Costs of photographic sales....................    85,707,294      52,558,425      47,635,178
  Store commissions and selling costs............    79,597,084      50,384,753      45,190,783
  General and administrative expenses............    36,160,218      31,676,471      23,781,509
  Amortization of intangibles....................     1,909,772              --              --
                                                   ------------    ------------    ------------
          Total Costs and Expenses...............   220,035,910     150,782,922     131,392,273
INCOME FROM OPERATIONS BEFORE
  INTEREST AND INCOME TAXES......................    22,863,117       5,316,128      13,322,262
  Interest expense, net..........................     6,570,945         179,221         458,923
                                                   ------------    ------------    ------------
INCOME FROM OPERATIONS BEFORE
  INCOME TAXES...................................    16,292,172       5,136,907      12,863,339
INCOME TAX PROVISION.............................     7,557,320       2,143,053       5,246,170
                                                   ------------    ------------    ------------
NET INCOME.......................................  $  8,734,852    $  2,993,854    $  7,617,169
                                                   ============    ============    ============
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES:
  Basic..........................................     7,779,176       7,522,188       7,632,297
                                                   ============    ============    ============
  Diluted........................................     8,195,108       7,835,613       7,894,656
                                                   ============    ============    ============
BASIC AND FULLY DILUTED EARNINGS
  PER COMMON SHARE:
  Basic..........................................  $       1.12    $       0.40    $       1.00
                                                   ============    ============    ============
  Diluted........................................  $       1.07    $       0.38    $       0.96
                                                   ============    ============    ============
CASH DIVIDENDS PER COMMON SHARE..................  $       0.21    $       0.21    $       0.28
                                                   ============    ============    ============

                See notes to consolidated financial statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE FISCAL YEARS ENDED FEBRUARY 1, 1998, FEBRUARY 2, 1997 AND JANUARY 28,
                                      1996

                                                                                         CUMULATIVE
                                                                                           FOREIGN
                                         COMMON STOCK        ADDITIONAL                   CURRENCY
                                    ----------------------     PAID-IN      RETAINED     TRANSLATION     UNEARNED
                                     SHARES       AMOUNT       CAPITAL      EARNINGS     ADJUSTMENTS   COMPENSATION
                                    ---------   ----------   -----------   -----------   -----------   ------------
BALANCE, JANUARY 29, 1995: .......  8,160,171   $1,632,035   $12,204,069   $19,444,035    $(215,087)     $(32,597)
  Net income......................                                           7,617,169
  Exercise of stock options.......     66,200       13,240       415,533
  Dividends.......................                                          (2,142,495)
  Acquisition of Company stock....   (744,300)    (148,860)   (7,565,092)
  Compensatory stock options......                                                                         23,665
  Canceled compensatory stock
     options......................                                (8,932)                                   8,932
  Foreign currency translation
     adjustment...................                                                          (11,006)
                                    ---------   ----------   -----------   -----------    ---------      --------
BALANCE, JANUARY 28, 1996: .......  7,482,071    1,496,415     5,045,578    24,918,709     (226,093)           --
  Net income......................                                           2,993,854
  Exercise of stock options.......    434,300       86,860     4,372,329
  Dividends.......................                                          (1,577,571)
  Acquisition of Company stock....   (309,242)     (61,849)   (4,128,776)
  Issuance of warrants to purchase
     common stock.................                               549,000
  Foreign currency translation
     adjustment...................                                                          172,284
                                    ---------   ----------   -----------   -----------    ---------      --------
BALANCE, FEBRUARY 2, 1997: .......  7,607,129    1,521,426     5,838,131    26,334,992      (53,809)           --
  Net income......................                                           8,734,852
  Exercise of stock options.......    294,450       58,890     4,157,107
  Dividends.......................                                          (1,646,379)
  Foreign currency translation
     adjustment...................                                                         (255,786)
                                    ---------   ----------   -----------   -----------    ---------      --------
BALANCE, FEBRUARY 1, 1998: .......  7,901,579   $1,580,316   $ 9,995,238   $33,423,465    $(309,595)     $     --
                                    =========   ==========   ===========   ===========    =========      ========

                See notes to consolidated financial statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE FISCAL YEARS ENDED
                                                             --------------------------------------------
                                                             FEBRUARY 1,     FEBRUARY 2,     JANUARY 28,
                                                                 1998            1997            1996
                                                             ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net income...............................................  $  8,734,852    $  2,993,854    $  7,617,169
  Adjustments to reconcile net income to net cash provided
    from operating activities:
    Depreciation and amortization..........................    15,453,159       9,498,315       8,489,754
    Increase (decrease) in allowance for doubtful
      accounts.............................................       449,734        (167,303)        165,140
    Provision for deferred income taxes....................     2,764,916      (1,421,999)      1,264,649
    Loss on disposal of property...........................     1,539,689       3,287,772         776,592
    Compensatory stock option expense......................            --              --          23,665
    (Increase) decrease in other liabilities...............    (1,147,285)       (375,932)        177,572
    Increase in other noncurrent assets....................      (760,306)           (156)        (15,659)
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable.............      (660,510)      1,254,260        (530,433)
    (Increase) decrease in inventories.....................      (268,838)     (4,489,573)        755,065
    Decrease (increase) in prepaid expenses................       454,106        (178,505)        122,987
    Increase (decrease) in accounts payable................     6,124,980       2,596,851      (2,246,715)
    (Decrease) increase in accrued expenses................    (3,150,299)      4,679,050       3,686,168
                                                             ------------    ------------    ------------
    NET CASH PROVIDED FROM OPERATING ACTIVITIES............    29,534,198      17,676,634      20,285,954
                                                             ------------    ------------    ------------
INVESTING ACTIVITIES:
  Purchase of property.....................................   (12,086,194)    (13,423,544)     (6,309,168)
  Proceeds from sales of fixed assets......................        16,100          10,151          47,311
  Purchase of Canadian assets..............................            --      (1,201,213)             --
  Purchase of American Studios, Inc........................    (1,410,741)    (52,689,671)             --
                                                             ------------    ------------    ------------
    NET CASH USED IN INVESTING ACTIVITIES..................   (13,480,835)    (67,304,277)     (6,261,857)
                                                             ------------    ------------    ------------
FINANCING ACTIVITIES:
  (Decrease) increase in borrowings........................    (7,865,913)     48,334,816        (974,215)
  Exercise of stock options................................     4,215,997       4,459,189         428,773
  Acquisition of Company stock.............................            --      (4,190,625)     (7,713,952)
  Cash dividends...........................................    (1,646,379)     (1,577,571)     (2,142,495)
                                                             ------------    ------------    ------------
    NET CASH (USED IN) PROVIDED FROM FINANCING
      ACTIVITIES...........................................    (5,296,295)     47,025,809     (10,401,889)
                                                             ------------    ------------    ------------
    Effect of exchange rate changes on cash................        (3,541)        223,555         (19,454)
                                                             ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........    10,753,527      (2,378,279)      3,602,754
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........     1,536,234       3,914,513         311,759
                                                             ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $ 12,289,761    $  1,536,234    $  3,914,513
                                                             ============    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash Flow Data:
    Interest paid..........................................  $  7,749,779    $    173,644    $    364,041
                                                             ============    ============    ============
    Income taxes paid......................................  $  2,751,652    $  3,160,160    $  3,059,180
                                                             ============    ============    ============
  Schedule of Noncash Financing Activities:
    Stock options canceled and unearned compensation
      credited.............................................  $         --    $         --    $      8,932
                                                             ============    ============    ============
    Warrants issued to purchase common stock...............  $         --    $    549,000    $         --
                                                             ============    ============    ============

                See notes to consolidated financial statements.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE FISCAL YEARS ENDED FEBRUARY 1, 1998,
                     FEBRUARY 2, 1997 AND JANUARY 28, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Concentrations of Credit Risk:

     The consolidated financial statements include the accounts of PCA International, Inc. and its subsidiaries (the "Company"), all of which are wholly owned. All material intercompany balances and transactions have been eliminated in consolidation. The Company's operations in Kmart stores accounted for approximately 40.0%, 87.2%, and 94.8% of consolidated sales during the fiscal years ended February 1, 1998, February 2, 1997 and January 28, 1996, respectively. The license agreement with Kmart Corporation was revised and renewed on May 10, 1996. The license is for the period through May 9, 2001 and may be terminated by either party upon 180-days' notice. Operations in Wal-Mart stores accounted for approximately 56.2% of consolidated sales in the fiscal year ended February 1, 1998, and less than 5% of total sales in fiscal years ending in 1997 and 1996. The Company operates its U.S. studios in Wal-Mart stores under the terms of the license agreement between Wal-Mart and American Studios, Inc. (see note 2). Wal-Mart may amend or terminate this agreement at any time at its sole discretion. The loss of the license to do business in Kmart or Wal-Mart stores would have a materially adverse effect on the Company. Kmart's or Wal-Mart's closing of a significant number of discount stores could have a material impact on the Company's revenues and could result in a write-off of leasehold improvements and furniture and equipment in the affected locations. No estimate can be made of the impact to earnings if Kmart or Wal-Mart should close a significant number of locations.

  Fiscal Year:

     The Company's fiscal year ends on the Sunday nearest the end of January. The fiscal year ended February 2, 1997 was a 53-week year. The fiscal years ended January 28, 1996 and February 1, 1998 were 52-week years. The Company's fiscal year that will end January 31, 1999 will be 52 weeks.

  Foreign Currency Transactions:

     Gains and losses on foreign currency transactions are included in the determination of net income for the period. The amount of such gain and (loss) was ($78,748), $10,940 and $19,474 for the fiscal years ended February 1, 1998, February 2, 1997 and January 28, 1996, respectively.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Inventories:

     Inventories are valued at the lower of cost or market, cost being determined on the first-in, first-out basis.

  Property and Depreciation:

     Property is recorded at cost. Maintenance and repairs are charged to expense as incurred, and property additions, renewals, and improvements are capitalized. When property is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss is

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES
credited or charged to income. A summary of the estimated useful lives used in computing depreciation and amortization, principally on the straight-line method, is as follows:

Land improvements...........................    10 to 30 years
Building and improvements...................    10 to 55 years
Leasehold improvements......................     3 to 10 years
Photographic and sales equipment............     3 to 13 years
Photographic finishing equipment............     3 to 15 years
Furniture and equipment.....................     3 to 10 years
Transportation equipment....................           3 years

  Intangible Assets:

     Substantially all intangible assets are amortized over 35 years by the straight-line method. The recoverability of intangible assets is evaluated by the Company on the basis of undiscounted expected future cash flows from the acquired operations before interest for the remaining amortization period. If impairment exists, the carrying amount of the intangible assets is reduced based on the greater of fair value or estimated shortfall of cash flows.

  Impairment of Long-lived Assets:

     The Company periodically evaluates its long-lived assets for financial impairment to determine if the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such an evaluation indicates that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are then adjusted to their fair values.

  Photographic Sales and Deferred Costs:

     Digital photographic sales are recorded when portraits are purchased at the time of photography. Substantially all of the Company's sales are digital.

     Traditional photographic sales are recorded when portraits are delivered to studios and sold to customers. Costs relating to portraits processed, or in process, but not recorded as sales prior to the fiscal year-end, are deferred. Substantially all portraits are subsequently delivered and offered for sale to the customer within three weeks.

  Income Taxes:

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

  Postretirement Benefits:

     The Company sponsors a postretirement health care plan for retirees and certain current employees. The Company measures the cost of its obligations based on actuarial assumptions. The cost of this program is not funded.

  Fair Value of Financial Instruments:

     The Company is required to disclose in its consolidated financial statements the fair value of all financial instruments, including assets and liabilities both on- and off-balance sheet, for which it is practicable to estimate such fair value. Fair value methods, assumptions, and estimates for the Company are as follows:

     - Cash and cash equivalents, accounts receivable, prepaid expenses, short-term borrowings, accounts payable-trade, and accrued expenses -- the carrying amount approximates fair value because of the short maturity of these instruments.

     - Non-current liabilities -- the carrying amount approximates fair value because such liabilities consist primarily of actuarially determined postretirement liabilities using current market rate assumptions and long-term debt at market rates currently offered.

  Costs and Expenses:

     Advertising and promotional costs consist of the direct mail, television broadcasting, and print media costs, and the payroll and related taxes, benefits and other costs for employees in the adult/family market who directly promote and acquire customers, as well as the cost of church directories.

     Costs of photographic sales are all the direct and indirect portrait production costs: salaries, commissions, payroll taxes, related benefits and traveling costs for all photography personnel, as well as the recruiting and training costs of these employees. The costs of film, accessories, photography equipment depreciation and maintenance, supplies, and distribution are also included in this category.

     Store commissions and selling costs include the commissions paid to each chain based on a percentage of net sales, salaries, commissions, payroll taxes, related benefits and travel costs for all sales personnel, and recruiting and training, sales supplies, sales equipment depreciation, and related distribution costs.

  Research and Development:

     The Company spent $1,311,000, $1,321,000 and $1,033,000 on research and development activities during the fiscal years ended February 1, 1998, February 2, 1997 and January 28, 1996, respectively. Such costs are charged to costs of photographic sales as incurred.

  Stock Option Plan:

     Prior to January 28, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 29, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply provisions for APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

  Earnings per Share:

     During fiscal 1997, the Company adopted the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All prior period EPS data presented have been restated to conform with the Statement's provisions.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications:

     Certain reclassifications have been made to the fiscal year 1996 amounts to conform to the fiscal 1997 presentation.

2.  ACQUISITION:

     On January 27, 1997, PCA acquired 94.9% of the outstanding common stock of American Studios, Inc. ("ASI") for $2.50 a share, or $50,833,770. In addition, the Company incurred transaction costs of $1,855,901, resulting in an aggregate purchase price of $52,689,671. ASI was based in Charlotte, North Carolina, and was engaged in the sale of photographic color portraits of children, adults, and families. The acquisition was accounted for by the purchase method at February 2, 1997. Since the acquisition was accounted for at February 2, 1997, the results of operations of ASI were not included in PCA's consolidated financial statements for the fiscal year ended February 2, 1997. The excess of the purchase price over the fair value of the net identifiable assets acquired at February 2, 1997 of $59,134,104 has been recorded as an intangible asset and is being amortized on a straight-line basis over 35 years.

     During the fiscal year ended February 1, 1998, PCA acquired an additional 4.8% of the outstanding common stock of ASI for $2.50 a share, or $2,601,968. Intangible asset adjustments resulted in an addition to intangible assets of $1,410,741.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and ASI as if the acquisition had occurred as of the beginning of fiscal 1996 and 1995, after giving effect to certain adjustments, including amortization of intangible assets, additional depreciation expense, increased interest expense on debt related to the acquisition, acquisition-related costs, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and ASI constituted a single entity during such periods.

                                                   FOR THE FISCAL YEARS ENDED
                                                  ----------------------------
                                                  FEBRUARY 2,     JANUARY 28,
                                                      1997            1996
                                                  ------------    ------------
                                                  (UNAUDITED)     (UNAUDITED)
Sales...........................................  $263,974,050    $246,614,535
                                                  ============    ============
Net loss........................................  $   (855,898)   $ (1,168,645)
                                                  ============    ============
Basic loss per share............................  $      (0.11)   $      (0.15)
                                                  ============    ============

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

     During fiscal 1996, the Company also purchased certain assets of two Canadian companies for $1.2 million. The effect of this acquisition is not material to the results of operations of the Company. Such acquisitions were accounted for by the purchase method.

3.  DEBT:

     The Company signed a new credit agreement with NationsBank of North Carolina, N.A. ("NationsBank") on February 28, 1997, for $90 million, which includes a $65 million senior term loan and a $25 million revolving credit facility. The senior term loan and the revolving credit facility bear interest at a rate equal to LIBOR plus an applicable margin or an Alternate Base Rate plus an applicable margin. The credit agreement was amended on September 15, 1997. The amendment reduced the applicable margin up to 0.75% from the range of 0.75% to 2.5% in the original loan agreement. The applicable margin is based on a ratio of debt to EBITDA. Aggregate annual maturities for each of the five fiscal years subsequent to February 2, 1997 are as follows: $0 in 1997, $10 million in 1998, $15 million in 1999, $20 million in 2000, and $20 million in 2001. The Company prepaid $10 million of the term loan on May 29, 1997, and $4 million on January 29, 1998, reducing the amount payable in 1998 to $8.5 million and in 2001 to $10 million.

     On February 2, 1997, the Company had available a $75.8 million senior tender facility that included a $25 million revolving credit facility. The senior tender facility matured on February 28, 1997, upon the closing of the merger between the Company's wholly-owned subsidiary, ASI Acquisition Corporation, and American Studios, Inc.

     Borrowings under the agreements are secured by tangible property other than property located in portrait studios. Minimum levels of adjusted earnings, tangible net worth, an interest coverage ratio, and a fixed charge ratio must be maintained in addition to other financial covenants. The Company has been in compliance with all financial covenants throughout the life of the credit agreement. The amount of debt is reduced by 150,000 stock warrants issued to NationsBank to purchase common stock of the Company. The warrants expire January 27, 2002. The amount available under the revolving credit facility is reduced by outstanding letters of credit. As of February 1, 1998 and February 2, 1997, the Company had letters of credit of $4,300,000 and $3,560,750, respectively, for its Workers' Compensation insurance.

     The components of net interest expense (income) were:

                                                      FOR THE FISCAL YEARS ENDED
                                               -----------------------------------------
                                               FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                  1998           1997           1996
                                               -----------    -----------    -----------
Interest Income..............................  $ (218,622)    $  (225,748)   $  (123,865)
  Interest Expense...........................   6,789,567         404,969        582,788
                                               ----------     -----------    -----------
  Net........................................  $6,570,945     $   179,221    $   458,923
                                               ==========     ===========    ===========

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

4. INCOME TAXES:

     PCA International, Inc. and its domestic subsidiaries file a consolidated federal income tax return. The components of income tax expense are as follows:

                                                       FOR THE FISCAL YEARS ENDED
                                                -----------------------------------------
                                                FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                   1998           1997           1996
                                                -----------    -----------    -----------
CURRENT:
  Federal.....................................  $2,491,486     $ 2,824,740    $2,888,851
  State.......................................     714,587         957,859     1,082,736
                                                ----------     -----------    ----------
                                                 3,206,073       3,782,599     3,971,587
                                                ----------     -----------    ----------
DEFERRED:
  Federal.....................................   3,690,903      (1,270,094)    1,178,154
  State.......................................     660,344        (369,452)       96,429
                                                ----------     -----------    ----------
                                                 4,351,247      (1,639,546)    1,274,583
                                                ----------     -----------    ----------
Total Provision...............................  $7,557,320     $ 2,143,053    $5,246,170
                                                ==========     ===========    ==========

     A reconciliation of the amount computed by applying the statutory federal income tax rate to income from operations to the consolidated income tax provision follows:

                                                        FOR THE FISCAL YEARS ENDED
                                                 -----------------------------------------
                                                 FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                    1998           1997           1996
                                                 -----------    -----------    -----------
Tax expense at statutory federal rates.........  $5,539,338     $1,746,548     $4,402,166
Tax effect of expenses not deductible..........     218,392         71,011         65,338
State income taxes, net of federal income tax
  benefit......................................     907,454        388,349        766,458
Tax effect related to foreign subsidiary.......      73,078         14,200         13,203
Amortization of goodwill.......................     620,107             --             --
Other..........................................     198,951        (77,055)          (995)
                                                 ----------     ----------     ----------
Total Provision................................  $7,557,320     $2,143,053     $5,246,170
                                                 ==========     ==========     ==========

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 1, 1998 and February 2, 1997 are presented below:

                                                            FEBRUARY 1,    FEBRUARY 2,
                                                               1998           1997
                                                            -----------    -----------
DEFERRED TAX ASSETS:
  CURRENT:
  Accounts receivable, principally due to allowance for
     doubtful accounts....................................  $   517,963    $   346,360
  Inventory, principally due to obsolescence reserve......      235,856        600,155
  Life and health, principally due to adoption of SFAS No.
     106..................................................      339,210        153,696
  Stock options, principally due to compensation
     element..............................................      118,379        139,806
  Workers' compensation...................................    2,811,175      2,414,430
  Reserves, principally due to accrual for financial
     reporting purposes...................................      878,659        942,945
  Studio closure costs, principally due to accrual for
     financial reporting purposes.........................       93,426      2,396,400
                                                            -----------    -----------
  Gross current deferred tax assets.......................    4,994,668      6,993,792
NONCURRENT:
  Alternative minimum tax and other tax credits...........      832,654        875,538
  Net operating loss carryforward.........................    2,546,988      2,770,246
  Life and health, principally due to adoption of SFAS No.
     106..................................................    1,009,407      1,154,131
  Intangibles.............................................    1,888,075        498,892
                                                            -----------    -----------
  Gross noncurrent deferred tax assets....................    6,277,124      5,298,807
                                                            -----------    -----------
  Gross deferred tax assets...............................   11,271,792     12,292,599
                                                            -----------    -----------
DEFERRED TAX LIABILITIES:
  NONCURRENT:
  Plant and equipment, principally due to differences in
     depreciation.........................................   (7,182,724)    (5,296,956)
                                                            -----------    -----------
NET DEFERRED TAX ASSETS...................................  $ 4,089,068    $ 6,995,643
                                                            ===========    ===========

     In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences that were available at February 1, 1998.

     At February 1, 1998, the Company has federal net operating loss carryforwards of approximately $6,062,000 expiring in various amounts beginning 2010; however, net operating loss carryforwards may be subject to restriction under Section 382 and the separate return limitation year rules of the Internal Revenue Code due to the acquisition of ASI. Additionally, the Company has minimum tax credit carryforwards with indefinite expiration of approximately $786,000.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

5.  OTHER ACCRUED LIABILITIES:

                                                            FEBRUARY 1,    FEBRUARY 2,
                                                               1998           1997
                                                            -----------    -----------
Costs accrued to complete church directories..............  $ 1,043,437    $   992,786
Accrued taxes other than income...........................    1,175,602      2,377,105
Accrued expenses..........................................    8,248,176      8,686,672
Costs to close approximately 400 underperforming
  studios.................................................      197,362      3,343,000
                                                            -----------    -----------
          Total...........................................  $10,664,577    $15,399,563
                                                            ===========    ===========

6.  EMPLOYEE BENEFITS:

     The Company has a profit sharing plan with annual contributions by the Company as directed by the Board of Directors for all employees who meet certain eligibility requirements. For fiscal 1997, the contribution was equal to 10% of consolidated income before income taxes and profit sharing less expenses associated with the plan. Company contributions, net of forfeitures, are as follows:

                                                        FOR THE FISCAL YEARS ENDED
                                                 -----------------------------------------
                                                 FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                    1998           1997           1996
                                                 -----------    -----------    -----------
Contributions..................................  $1,653,000      $ 421,000     $1,429,000
Forfeitures....................................    (146,000)      (212,000)      (172,000)
                                                 ----------      ---------     ----------
Net Contribution...............................  $1,507,000      $ 209,000     $1,275,000
                                                 ==========      =========     ==========

     The Company provides health and life insurance benefits to those persons already retired on February 1, 1992 and to those employees who were 55 years of age with 5 years of service on February 1, 1992. The plan provides for annual benefits of $2,000 (single) or $4,000 (married) toward the purchase of supplemental health care coverage. An eligible employee who retires after February 1, 1992 can receive benefits after attaining the age of 65.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% at February 1, 1998, February 2, 1997 and January 28, 1996. There were no assumptions for trends since the Company's obligation was limited to the dollar amounts previously stated.

     The Company's net periodic cost of this program, not included in the accumulated obligation, including service cost and interest-related cost for the most recent three years is:

                                                        FOR THE FISCAL YEARS ENDED
                                                 -----------------------------------------
                                                 FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                    1998           1997           1996
                                                 -----------    -----------    -----------
Service Cost...................................  $       --      $      --     $       --
Interest Related Cost..........................     140,000        140,000        154,000
                                                 ----------      ---------     ----------
Net Periodic Cost..............................  $  140,000      $ 140,000     $  154,000
                                                 ==========      =========     ==========

     On February 1, 1998, the accrued cost was $2.5 million, of which $250,000 was classified as current liabilities.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES:

     The Company is obligated under operating leases with initial or remaining noncancelable terms in excess of one year which provide, in some instances, for the payment of taxes, insurance, and maintenance. The future minimum rental payments are not material.

     Certain of the Company's operating lease agreements have renewal options. Rental expense for all operating leases was $296,567, $237,923 and $249,444 for the fiscal years ended February 1, 1998, February 2, 1997 and January 28, 1996, respectively.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

8.  STOCK OPTIONS:

     The 1996 Omnibus Long-Term Compensation Plan (the "1996 Plan") provides for the issuance of up to 811,550 shares of the Company's common stock (the same number that had been available for issuance under the Company's 1990 Non-Qualified Stock Option Plan [the "1990 Plan"] and the 1992 Non-Qualified Stock Option Plan [the "1992 Plan"]). The 1996 Plan replaced and superseded the 1990 Plan and the 1992 Plan, except with respect to options and shares of common stock issued and outstanding under those plans which will continue to be governed by the terms of such plans. The 1996 Plan is designed to give the Board of Directors flexibility to adapt the long-term incentive compensation of key employees to changing business conditions through a variety of long-term incentive awards. Under the 1996 Plan, the Compensation Committee may approve the grant of employee Stock Options, Stock Appreciation Rights (SARs), Performance Restricted Stock Awards, Performance Awards, and performance units ("Awards") to senior level employees of the Company. In addition, the 1996 Plan provides for the grant of stock options to nonemployee directors upon their election to the Board and allows nonemployee directors to elect to take their compensation as directors in the form of options. The exercise price for stock options and stock Awards may not be less than the fair market value of the common stock on the date of grant with terms up to 10 years. As of February 1, 1998 and February 2, 1997, options for 271,250 shares and 342,850 shares were available for future grant under the 1996 Plan, and 287,300 shares and 200,000 shares were exercisable, respectively.

     The 1990 Plan provides for the grant of non-qualified stock options to key employees and nonemployee directors. As of February 1, 1998, February 2, 1997 and January 28, 1996, options for 498,400, 588,450 and 403,350 shares, respectively, were exercisable.

     The 1992 Plan provides for the grant of non-qualified stock options to key employees and nonemployee directors of the Company. As of February 1, 1998, February 2, 1997 and January 28, 1996, options for 303,800, 297,900 and 0 shares, respectively, were exercisable.

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES
determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                 FOR THE FISCAL YEARS ENDED
                                                          -----------------------------------------
                                                          FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                             1998           1997           1996
                                                          -----------    -----------    -----------
Net income...............................  As reported    $8,734,852     $2,993,854     $7,617,169
                                                          ==========     ==========     ==========
                                           Pro forma      $8,365,608     $2,374,079     $7,556,540
                                                          ==========     ==========     ==========
Basic earnings per share.................  As reported    $     1.12     $     0.40     $     1.00
                                                          ==========     ==========     ==========
                                           Pro forma      $     1.08     $     0.32     $     0.99
                                                          ==========     ==========     ==========
Diluted earnings per share...............  As reported    $     1.07     $     0.38     $     0.96
                                                          ==========     ==========     ==========
                                           Pro forma      $     1.02     $     0.30     $     0.96
                                                          ==========     ==========     ==========

     The following table sets forth information regarding the 1990, 1992, and 1996 Plans with respect to the exercise, cancellation, expiration, and grant of options during the previous three fiscal years:

                                                                             WEIGHTED
                                                              NUMBER OF      AVERAGE
                                                               SHARES      OPTION PRICE
                                                              ---------    ------------
Options outstanding January 29, 1995........................  1,880,550       $ 9.49
  Exercised.................................................    (66,200)      $ 4.49
  Canceled..................................................   (109,700)      $10.70
  Granted...................................................    199,800       $11.25
                                                              ---------
Options outstanding January 28, 1996........................  1,904,450       $ 9.76
  Exercised.................................................   (434,300)      $ 7.79
  Canceled..................................................    (15,800)      $10.10
  Expired...................................................    (87,000)      $16.22
  Granted...................................................    468,700       $17.10
                                                              ---------
Options outstanding February 2, 1997........................  1,836,050       $11.80
  Exercised.................................................   (294,450)      $10.86
  Canceled..................................................    (72,200)      $12.71
  Granted...................................................     71,600       $16.87
                                                              ---------
Options outstanding February 1, 1998........................  1,541,000       $12.17
                                                              =========

     At February 1, 1998, the range of exercise prices, the weighted average exercise price, and the weighted average contractual remaining life of options outstanding are as follows:

                                           OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                           ----------------------------------------------------    -----------------------------
                             NUMBER       WGT. AVG. REMAINING      WGT. AVG.         NUMBER         WGT. AVG.
RANGE OF EXERCISE PRICES   OUTSTANDING     CONTRACTUAL LIFE      EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------   -----------    -------------------    --------------    -----------    --------------
$ 1.67 to $ 4.92.........     172,400          2.1 years             $ 1.68           172,400         $ 1.68
$ 9.25 to $12.88.........     685,500          4.0 years             $10.46           478,000         $10.51
$14.12 to $18.50.........     683,100          5.8 years             $16.53           439,100         $16.31
                            ---------                                               ---------
$ 1.67 to $18.50.........   1,541,000          5.4 years             $12.17         1,089,500         $11.45
                            =========                                               =========

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

     Options outstanding with exercise price above market price:

                                                  FOR THE FISCAL YEARS ENDED
                                        -----------------------------------------------
                                         FEBRUARY 1,      FEBRUARY 2,      JANUARY 28,
                                            1998             1997             1996
                                        -------------    -------------    -------------
Number................................             --          470,200        1,257,700
                                        =============    =============    =============
Price range...........................             --    $16.25-$17.12    $10.00-$17.00
                                        =============    =============    =============

9.  COMMON STOCK:

     On March 20, 1996, the Company's Board of Directors increased the number of shares authorized for repurchase by 744,300, bringing the total number of shares authorized for repurchase to 1,000,000. During fiscal 1996, the Company purchased, in various transactions, 309,242 shares. The credit agreement dated February 28, 1997 restricts the Company from repurchasing any shares of the Company's stock.

10.  EARNINGS PER SHARE:

     The following table sets forth a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the previous three fiscal years:

                                                        FOR THE FISCAL YEARS ENDED
                                                 -----------------------------------------
                                                 FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                    1998           1997           1996
                                                 -----------    -----------    -----------
BASIC EARNINGS PER COMMON SHARE:
  EARNINGS APPLICABLE TO COMMON STOCK:
     Net income................................  $8,734,852     $2,993,854     $7,617,169
                                                 ==========     ==========     ==========
     Weighted average number of common
       shares..................................   7,779,176      7,522,188      7,632,297
                                                 ==========     ==========     ==========
     Basic earnings per common share...........  $     1.12     $     0.40     $     1.00
                                                 ==========     ==========     ==========
DILUTED EARNINGS PER COMMON SHARE:
  EARNINGS APPLICABLE TO COMMON STOCK:
     Net Income................................  $8,734,852     $2,993,854     $7,617,169
                                                 ==========     ==========     ==========
COMPUTATION OF DILUTED COMMON SHARES:
  Weighted average number of common shares
     outstanding...............................   7,779,176      7,522,188      7,632,297
  Dilutive effect of stock options.............     398,784        313,425        262,359
  Dilutive effects of warrants.................      17,148             --             --
                                                 ----------     ----------     ----------
  Weighted average number of common shares of
     outstanding as adjusted...................   8,195,108      7,835,613      7,894,656
                                                 ==========     ==========     ==========
DILUTED EARNINGS PER COMMON SHARE:
  Net income...................................  $     1.07     $     0.38     $     0.96
                                                 ==========     ==========     ==========

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

11.  UNAUDITED QUARTERLY FINANCIAL DATA:

                                       FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1998
                                --------------------------------------------------------
                                FEBRUARY 1,    NOVEMBER 2,     AUGUST 3,       MAY 4,
                                   1998           1997           1997           1997
                                -----------    -----------    -----------    -----------
Sales.........................  $75,834,923    $61,235,465    $47,136,830    $58,691,809
Gross Profit*.................  $25,569,922    $14,295,372    $ 7,376,925    $13,690,889
Net Income (Loss).............  $ 7,811,302    $ 1,919,844    $(1,639,620)   $   643,326
Basic Earnings Per Common
  Share.......................  $      0.99    $      0.24    $     (0.21)   $      0.08
Diluted Earnings Per Common
  Share.......................  $      0.94    $      0.23    $     (0.20)   $      0.08

                                       FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1997
                                --------------------------------------------------------
                                FEBRUARY 2,    OCTOBER 27,     JULY 28,       APRIL 28,
                                   1997           1996           1996           1996
                                -----------    -----------    -----------    -----------
Sales.........................  $51,801,203    $37,093,025    $31,116,836    $36,087,986
Gross Profit*.................  $15,250,619    $ 7,165,823    $ 5,773,728    $ 8,802,429
Net Income....................  $   981,667    $   641,112    $   232,297    $ 1,138,778
Basic Earnings Per Common
  Share.......................  $      0.13    $      0.08    $      0.03    $      0.15
Diluted Earnings Per Common
  Share.......................  $      0.12    $      0.08    $      0.03    $      0.15

---------------
*Sales less advertising and promotional costs, costs of photographic sales, and store commissions and selling costs.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 MAY 3,       FEBRUARY 1,
                                                                  1998            1998
                                                              ------------    ------------
                                                              (UNAUDITED)      (AUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 11,073,455    $ 12,289,761
  Accounts receivable (net of allowance for doubtful
    accounts of $1,488,299 and $1,315,666):
    Due from licensor stores and customers..................     7,079,533       6,740,560
    Other, including employee advances......................       438,133         763,925
  Inventories...............................................     8,069,236      10,078,719
  Deferred income taxes.....................................     4,788,074       5,827,324
  Prepaid expenses..........................................     1,247,313       1,043,708
                                                              ------------    ------------
         Total Current Assets...............................    32,695,744      36,743,997
                                                              ------------    ------------
PROPERTY:
  Land and improvements.....................................     2,305,293       2,305,293
  Building and improvements.................................    12,160,430      12,148,732
  Photographic and sales equipment..........................    57,685,314      57,713,911
  Photographic finishing equipment..........................    15,607,775      15,599,525
  Furniture and equipment...................................    13,923,558      13,872,058
  Transportation equipment..................................       294,920         292,593
  Leasehold improvements....................................    16,022,441      16,050,719
  Construction in progress..................................     2,296,667       1,429,621
                                                              ------------    ------------
         Total Property.....................................   120,296,398     119,412,452
  Less: Accumulated depreciation and amortization...........    66,971,841      64,488,965
                                                              ------------    ------------
         Property, net......................................    53,324,557      54,923,487
                                                              ------------    ------------
Intangible Assets...........................................    59,240,646      59,733,731
Other Assets................................................     1,655,283       1,899,611
                                                              ------------    ------------
         Total Assets.......................................  $146,916,230    $153,300,826
                                                              ============    ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $  8,750,000    $  8,750,000
  Accounts payable -- trade.................................    23,797,823      25,915,285
  Accrued insurance.........................................     3,823,960       4,085,191
  Accrued income taxes......................................     1,341,524       1,188,859
  Accrued compensation......................................     4,791,914       6,474,414
  Other accrued liabilities.................................     9,858,281      10,664,577
                                                              ------------    ------------
         Total Current Liabilities..........................    52,363,502      57,078,326
                                                              ------------    ------------
Long-term debt..............................................    41,104,831      42,063,857
                                                              ------------    ------------
Deferred Income Taxes.......................................       107,019       1,738,255
                                                              ------------    ------------
Other Liabilities...........................................     7,628,444       7,730,964
                                                              ------------    ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, $10.000 par value
    (authorized -- 2,000,000 shares; outstanding -- none)...            --              --
  Common Stock, $0.20 par value (authorized -- 20,000,000
    shares; issued -- 7,947,879 shares and 7,901,579
    shares).................................................     1,589,576       1,580,316
  Additional paid-in capital................................    10,707,615       9,995,238
  Retained earnings.........................................    33,646,734      33,423,465
  Cumulative foreign currency translation adjustments.......      (231,491)       (309,595)
                                                              ------------    ------------
         Total Shareholders' Equity.........................    45,712,434      44,689,424
                                                              ------------    ------------
         Total Liabilities and Shareholders' Equity.........  $146,916,230    $153,300,826
                                                              ============    ============

           See Condensed Notes to Consolidated Financial Statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                              --------------------------
                                                                MAY 3,         MAY 4,
                                                                 1998           1997
                                                              -----------    -----------
SALES.......................................................  $54,661,925    $58,691,809
                                                              -----------    -----------
COSTS AND EXPENSES:
  Advertising and promotional costs.........................    3,392,749      4,313,900
  Costs of photographic sales...............................   19,361,353     21,794,658
  Store commissions and selling costs.......................   18,822,775     18,892,362
  General and administrative expenses.......................    9,921,037     10,176,412
  Amortization of intangibles...............................      507,418        455,738
                                                              -----------    -----------
          Total costs and expenses..........................   52,005,332     55,633,070
                                                              -----------    -----------
INCOME FROM OPERATIONS......................................    2,656,593      3,058,739
  Interest expense, net.....................................    1,219,709      1,619,383
                                                              -----------    -----------
INCOME BEFORE INCOME TAXES..................................    1,436,884      1,439,356
INCOME TAX PROVISION........................................      658,811        796,030
                                                              -----------    -----------
NET INCOME..................................................  $   778,073    $   643,326
                                                              ===========    ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES:
  Basic.....................................................    7,931,757      7,631,209
                                                              ===========    ===========
  Diluted...................................................    8,373,084      7,932,863
                                                              ===========    ===========
BASIC AND FULLY DILUTED EARNINGS PER
  COMMON SHARE:
  Basic.....................................................  $      0.10    $      0.08
                                                              ===========    ===========
  Diluted...................................................  $      0.09    $      0.08
                                                              ===========    ===========
CASH DIVIDENDS PER COMMON SHARE.............................  $      0.07    $        --
                                                              ===========    ===========

           See Condensed Notes to Consolidated Financial Statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     FOR THE THREE MONTHS ENDED MAY 3, 1998
                                  (UNAUDITED)

                                                                                                     CUMULATIVE
                                                                                                       FOREIGN
                                     COMMON STOCK        ADDITIONAL                                   CURRENCY
                                ----------------------     PAID-IN     COMPREHENSIVE    RETAINED     TRANSLATION
                                 SHARES       AMOUNT       CAPITAL        INCOME        EARNINGS     ADJUSTMENT
                                ---------   ----------   -----------   -------------   -----------   -----------
BALANCE, FEBRUARY 1, 1998.....  7,901,579   $1,580,316   $ 9,995,238                   $33,423,465    $(309,595)
Comprehensive Income
  Net income..................                                           $778,073          778,073
  Foreign currency translation
     adjustment...............                                             46,081                        78,104
                                                                         --------
  Total comprehensive
     income...................                                           $824,154
Exercise of stock options.....     46,300        9,260       712,377
Dividends.....................                                                            (554,804)
                                ---------   ----------   -----------                   -----------    ---------
BALANCE MAY 3, 1998:..........  7,947,879   $1,589,576   $10,707,615                   $33,646,734    $(231,491)
                                =========   ==========   ===========                   ===========    =========

           See Condensed Notes to Consolidated Financial Statements.

                    PCA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                              --------------------------
                                                                MAY 3,         MAY 4,
                                                                 1998           1997
                                                              -----------    -----------
OPERATING ACTIVITIES:
  Net income................................................  $   778,073    $   643,326
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................    3,748,314      3,741,882
     Increase (decrease) in allowance for doubtful
      accounts..............................................      172,312        (25,679)
     Provision for deferred income taxes....................     (591,986)       (15,743)
     Loss on disposal of property...........................      166,233          4,283
     Decrease in other liabilities..........................     (112,109)      (275,131)
     Decrease (increase) in other noncurrent assets.........      244,328     (1,499,779)
     Changes in operating assets and liabilities
       Increase in accounts receivable......................     (182,710)      (902,267)
       Decrease in inventories..............................    2,010,683      1,700,347
       (Increase) decrease in prepaid expenses..............     (193,772)       360,276
       Decrease in accounts payable.........................   (2,118,292)    (3,412,559)
       Decrease in accrued expenses.........................   (2,603,743)      (992,566)
                                                              -----------    -----------
NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES.......    1,317,331       (673,610)
                                                              -----------    -----------
INVESTING ACTIVITIES:
  Purchase of property......................................   (1,785,076)    (3,363,219)
  Purchase of American Studios, Inc.........................           --     (2,516,646)
  Proceeds from sale of fixed assets........................       17,568          1,200
                                                              -----------    -----------
  NET CASH USED IN INVESTING ACTIVITIES.....................   (1,767,508)    (5,878,665)
                                                              -----------    -----------
FINANCING ACTIVITIES:
  (Decrease) increase in borrowings.........................     (959,026)     7,798,680
  Exercise of stock options.................................      721,637        963,121
  Cash dividends............................................     (554,804)            --
                                                              -----------    -----------
NET CASH (USED IN) PROVIDED FROM FINANCING ACTIVITIES.......     (792,193)     8,761,801
                                                              -----------    -----------
  Effect of exchange rate changes on cash...................       26,064        (11,106)
                                                              -----------    -----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............   (1,216,306)     2,198,420
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............   12,289,761      1,536,234
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $11,073,455    $ 3,734,654
                                                              ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash Flow Data:
     Interest paid..........................................  $   901,935    $ 3,736,171
                                                              ===========    ===========
     Income taxes paid......................................  $   986,472    $ 1,219,348
                                                              ===========    ===========

           See Condensed Notes to Consolidated Financial Statements.

                    PCA INTERNATIONAL INC. AND SUBSIDIARIES

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE QUARTERS ENDED MAY 3, 1998 AND MAY 4, 1997

     With respect to the significant accounting policies of PCA International, Inc., and its subsidiaries ("PCA" or the "Company"), which are wholly owned, reference is made to note 1 of the financial statements in the Company's Form 10-K filed for the fiscal year ended February 1, 1998. The interim financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.